Agreement and Plan of Merger

                           By and Among

                     Charter Financial, Inc.

                        Charter Bank, S.B.

                       Charter Interim Bank

                               and

                    Home Federal Savings Bank









                      Dated: August 12, 1996
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
                        TABLE OF CONTENTS

                                                            Page No.

ARTICLE I. . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
  THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .2
       1.1.    The Merger. . . . . . . . . . . . . . . . . . . . .2
       1.2.    Effective Time of the Merger. . . . . . . . . . . .2
       1.3.    Closing.. . . . . . . . . . . . . . . . . . . . . .2
       1.4.    Modification of Structure . . . . . . . . . . . . .2

ARTICLE II.. . . . . . . . . . . . . . . . . . . . . . . . . . . .3
  EFFECT OF THE MERGER; CERTAIN ACTIONS IN CONNECTION THEREWITH   3
       2.1.    Effect of the Merger. . . . . . . . . . . . . . . .3
       2.2.    Effect on Common Stock of Home Federal
               and Financial.. . . . . . . . . . . . . . . . . . .4
       2.3.    Options.. . . . . . . . . . . . . . . . . . . . . .4
       2.4.    Charter to Make Cash Available. . . . . . . . . . .4
       2.5.    Payment of Cash.. . . . . . . . . . . . . . . . . .4
       2.6.    Dissenters' Rights. . . . . . . . . . . . . . . . .6

ARTICLE III. . . . . . . . . . . . . . . . . . . . . . . . . . . .6
  REPRESENTATIONS AND WARRANTIES OF FINANCIAL, CHARTERAND
  CHARTER INTERIM BANK . . . . . . . . . . . . . . . . . . . . . .6
       3.1.    Corporate Organization. . . . . . . . . . . . . . .6
       3.2.    Authorization.. . . . . . . . . . . . . . . . . . .7
       3.3.    No Violation. . . . . . . . . . . . . . . . . . . .7
       3.4.    Consents and Approvals. . . . . . . . . . . . . . .7
       3.5.    Information Supplied for Inclusion in the
               Home Federal Proxy Statement. . . . . . . . . . . .8
       3.6.    Cash Payment. . . . . . . . . . . . . . . . . . . .8
       3.7.    Accuracy of Information.. . . . . . . . . . . . . .8
       3.8.    Supplement to Financial Disclosure Schedule . . . .8
       3.9.    Litigation. . . . . . . . . . . . . . . . . . . . .8
       3.10.   Brokers and Finders . . . . . . . . . . . . . . . .8
       3.11.   Regulatory Approvals. . . . . . . . . . . . . . . .9

ARTICLE IV.. . . . . . . . . . . . . . . . . . . . . . . . . . . .9
  REPRESENTATIONS AND WARRANTIES OF HOME FEDERAL . . . . . . . . .9
       4.1.    Corporate Organization. . . . . . . . . . . . . . .9
       4.2.    Capitalization. . . . . . . . . . . . . . . . . . 10
       4.3.    Authorization.. . . . . . . . . . . . . . . . . . 10
       4.4.    No Violation. . . . . . . . . . . . . . . . . . . 11
       4.5.    Reports and Consolidated Financial Statements.. . 11
       4.6.    Consents and Approvals. . . . . . . . . . . . . . 12
       4.7.    Absence of Certain Changes. . . . . . . . . . . . 12
       4.8.    Employee and Employee Benefits Matters. . . . . . 13
       4.9.    Litigation. . . . . . . . . . . . . . . . . . . . 15
       4.10.   Tax Matters.. . . . . . . . . . . . . . . . . . . 15
       4.11.   Information in the Home Federal Proxy Statement.. 16
       4.12.   Environmental Matters . . . . . . . . . . . . . . 17
       4.13.   Insurance.. . . . . . . . . . . . . . . . . . . . 19
       4.14.   Compliance with Laws and Orders.. . . . . . . . . 19
       4.15.   Governmental Regulation.. . . . . . . . . . . . . 19
       4.16.   Contracts and Commitments.. . . . . . . . . . . . 19
       4.17.   Agreements with Directors, Officers and
               Shareholders. . . . . . . . . . . . . . . . . . . 20
       4.18.   Accuracy of Information.. . . . . . . . . . . . . 20
       4.19.     Supplement to Home Federal Disclosure Schedule. 20
               4.20.     Title to Assets; Leases . . . . . . . . 21
               4.21.     Fees. . . . . . . . . . . . . . . . . . 21
               4.22.     Business of Home Federal. . . . . . . . 22

ARTICLE V. . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     COVENANTS OF FINANCIAL. . . . . . . . . . . . . . . . . . . 22
               5.1. Affirmative Covenants. . . . . . . . . . . . 22
               5.2. Negative Covenants.. . . . . . . . . . . . . 22
               5.3. Breaches.. . . . . . . . . . . . . . . . . . 23
               5.4. Employee Benefit Plans: Employment
                    Arrangements . . . . . . . . . . . . . . . . 23
               5.5. Filing of Applications.. . . . . . . . . . . 24
               5.6. Expenses.. . . . . . . . . . . . . . . . . . 24
               5.7. Supplement to Financial Disclosure Schedule. 24
               5.8. Non-Assignability. . . . . . . . . . . . . . 24

ARTICLE VI.. . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     COVENANTS OF HOME FEDERAL . . . . . . . . . . . . . . . . . 25
               6.1. Affirmative Covenants. . . . . . . . . . . . 25
               6.2. Negative Covenants.. . . . . . . . . . . . . 26
               6.3. Report to Financial. . . . . . . . . . . . . 29
               6.4. Breaches.. . . . . . . . . . . . . . . . . . 29
               6.5. Supplement to Disclosure Schedule. . . . . . 29
               6.6. Expenses.. . . . . . . . . . . . . . . . . . 29
               6.7. Consents and Approvals.. . . . . . . . . . . 29
               6.8. Dissenting Stockholders. . . . . . . . . . . 29

ARTICLE VII. . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . 30
               7.1. Home Federal Shareholders' Meeting.. . . . . 30
               7.2. Proxy Statement for Home Federal
                         Shareholders' Meeting.. . . . . . . . . 30
               7.3. Cooperation: Regulatory Approvals. . . . . . 30
               7.4. Reports. . . . . . . . . . . . . . . . . . . 30
               7.5. Brokers or Finders.. . . . . . . . . . . . . 31
               7.6. Additional Agreements: Reasonable Efforts. . 31
               7.7. Release of Information.. . . . . . . . . . . 31
               7.8. Access to Properties and Records;
                    Confidentiality. . . . . . . . . . . . . . . 31
               7.9. Certain Policies . . . . . . . . . . . . . . 32

ARTICLE VIII.. . . . . . . . . . . . . . . . . . . . . . . . . . 33
     CONDITIONS TO THE OBLIGATIONS OF FINANCIAL. . . . . . . . . 33
               8.1. No Material Adverse Effect.. . . . . . . . . 33
               8.2. Representations and Warranties.. . . . . . . 34
               8.3. Performance and Compliance.. . . . . . . . . 34
               8.4. No Proceeding or Litigation. . . . . . . . . 34
               8.5. Consents Under Agreements. . . . . . . . . . 34
               8.6. No Amendments to Resolutions.. . . . . . . . 35
               8.7. Certificate of Home Federal Officers.. . . . 35
               8.8.  Corporate Proceedings . . . . . . . . . . . 35
               8.9.(a)   Legal Opinion.. . . . . . . . . . . . . 35

ARTICLE IX.. . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     CONDITIONS TO THE OBLIGATIONS OF HOME FEDERAL . . . . . . . 37
               9.1. Representations and Warranties.. . . . . . . 37
               9.2. Performance and Compliance.. . . . . . . . . 37
               9.3.    Corporate Proceedings . . . . . . . . . . 37
               9.4. Certificate of Financial Officers. . . . . . 37
               9.5.(a)   Legal Opinion.. . . . . . . . . . . . . 38
               9.6. Fairness Opinion . . . . . . . . . . . . . . 39

ARTICLE X. . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES. . . . . . . . 39
               10.1.     Governmental Approvals. . . . . . . . . 39
               10.2.     No Injunctions or Restraints. . . . . . 40
               10.3.     Home Federal Shareholder Approval.. . . 40
               10.4 Corporate Proceedings. . . . . . . . . . . . 40

ARTICLE XI.. . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . 40
               11.1.     Reasons for Termination.. . . . . . . . 40
               11.2.     Effect of Termination.. . . . . . . . . 42

ARTICLE XII. . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . 42
               12.1.     Nonsurvival of Representations,
                         Warranties and Agreements. . . . . . . .42
               12.2.     Expenses. . . . . . . . . . . . . . . . 42
               12.3.     Waivers: Amendments.. . . . . . . . . . 43
               12.4.     Assignment: Parties in Interest.. . . . 43
               12.5.     Entire Agreement. . . . . . . . . . . . 44
               12.6.     Captions and Counterparts.. . . . . . . 44
               12.7.     Certain Definitions.. . . . . . . . . . 44
               12.8.     Enforcement of the Agreement. . . . . . 45
               12.9.     Governing Law.. . . . . . . . . . . . . 45
               12.10.  Notices.. . . . . . . . . . . . . . . . . 45
PAGE
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                             SCHEDULES

Schedule 3.1
Schedule 3.9
Schedule 4.1(a)
Schedule 4.2
Schedule 4.4
Schedule 4.5
Schedule 4.6
Schedule 4.7
Schedule 4.8(a)
Schedule 4.8(b)
Schedule 4.9
Schedule 4.10
Schedule 4.12(a)
Schedule 4.12(b)
Schedule 4.12(c)
Schedule 4.12(d)
Schedule 4.12(e)
Schedule 4.12(f)
Schedule 4.13
Schedule 4.14
Schedule 4.15
Schedule 4.16
Schedule 4.17
Schedule 4.20(b)
PAGE
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                    AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger, dated as of August 12, 1996 (the "Agreement"), is entered into by and among Charter Financial, Inc. ("Financial"), Charter Bank, S.B. ("Charter"), Charter Interim Bank, a to be formed Illinois-chartered interim savings bank which will be wholly-owned by Charter, and Home Federal Savings Bank ("Home Federal"). References to Financial shall include Charter and any subsidiaries of Charter unless the context indicates otherwise.

                        W I T N E S S E T H:

          WHEREAS, Charter is an Illinois-chartered stock savings bank headquartered in Sparta, Illinois, 100% of the issued and outstanding capital stock of which is owned by Financial, a Delaware corporation in stock form; and

          WHEREAS, Home Federal is a federally-chartered stock savings bank headquartered in Carbondale, Illinois; and

          WHEREAS, the parties desire to provide for Financial's acquisition of Home Federal pursuant to a merger (the "Merger") of Charter and Home Federal (as described in Section 1.1 hereof) on or after the Effective Time (as defined in Section 1.2 hereof); and

          WHEREAS, in connection with the Merger the outstanding capital stock of Home Federal will be converted into the right to receive cash; and

          WHEREAS, it is intended that Charter and Home Federal will be merged such that Charter will be the surviving corporation and that the resulting savings institution will expand its market area and achieve certain economies of scale and efficiencies as a result of the Merger; and

          NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties, and agreements herein contained, and in order to set forth the conditions upon which the foregoing Merger will be carried out, the parties, intending to be legally bound, hereby agree as follows:

                             ARTICLE I.

                             THE MERGER


          1.1. The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the provisions of Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. 1828(c)), as amended (the "Bank Merger Act"), the Home Owners' Loan Act (the "HOLA"), and Section 8004 of the Illinois Savings Bank Act (the "Savings Bank Act"), and the rules and regulations promulgated under each of the Bank Merger Act, HOLA and the Savings Bank Act (the "Regulations"), at the Effective Time, Home Federal shall be merged with and into Charter pursuant to the terms and conditions set forth herein. In effecting the Merger, Charter shall charter an Illinois interim savings bank ("Interim") which shall be merged with and into Home Federal with Home Federal as the surviving institution, and thereafter Home Federal shall be merged into Charter. Upon the consummation of the Merger, the separate existence of Home Federal shall cease, and Charter, which is wholly owned by Financial, shall continue as the surviving institution in the Merger. Financial shall remain a unitary holding company as defined under the HOLA and regulations promulgated thereunder.

          1.2. Effective Time of the Merger. As soon as practicable after each of the conditions set forth in Articles VIII, IX and X hereof have been satisfied or waived, Charter and Home Federal will file, or cause to be filed, an executed merger agreement (the "Merger Agreement"), along with copies of the resolutions approved (i) by Home Federal's stockholders and (ii) Financial as the sole stockholder of Charter, approving the Merger, with the Illinois Commissioner of Banks and Real Estate ("Commissioner"). The Commissioner shall then issue to Charter, as the surviving institution, a certificate of merger. The Merger shall become effective at the time when the certificate of merger is recorded in the counties in which Charter or Home Federal have their main office (the "Effective Time").

          1.3. Closing. If (a) the Agreement and the transactions contemplated hereby have been duly approved as required by the shareholders of Home Federal, and (b) all relevant conditions of the Agreement have been satisfied or waived and all applicable waiting periods have expired, the closing (the "Closing") shall take place within ten (10) business days thereafter at the executive offices of Charter or at such other location mutually acceptable to Charter and Home Federal. At the Closing, the parties hereto will exchange certificates, letters and other documents as required hereby and will cause the filing described in Section 1.2 hereof with respect to the Merger to be made. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

          1.4. Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Financial may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the stockholders of Home Federal as a result of such modification, (ii) the consideration to be paid to holders of Home Federal Common Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals.

                            ARTICLE II.

   EFFECT OF THE MERGER; CERTAIN ACTIONS IN CONNECTION THEREWITH

          2.1. Effect of the Merger.

          (a) Charter, as the surviving institution in the Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Home Federal, all as more fully described in the Merger Agreement and the Regulations. The name of Charter, as the surviving institution in the Merger, shall remain "Charter Bank, S.B."

          (b) At the Effective Time, each share of common stock par value $1.00 per share of Home Federal ("Home Federal Common Stock") issued and outstanding immediately prior thereto (except shares as to which the holders have perfected dissenters' rights in accordance with 12 C.F.R. 552.14) shall be cancelled. Each option to purchase Home Federal Common Stock granted pursuant to Home Federal's stock option plans and outstanding immediately prior to the Effective time, shall, by virtue of the Merger, be canceled as set forth in Section
2.3. No new shares of the capital stock or other securities or obligations of Financial shall be issued or be deemed issued with respect to or in exchange for such canceled shares and options, and such canceled shares and options shall not be converted into any shares or other securities or obligations of Financial.

          (c) The Certificate of Incorporation and bylaws of Financial, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and bylaws of Financial following the Merger.

          (d) The Articles of Incorporation and bylaws of Charter, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and bylaws of Charter, as the surviving institution of the Merger.

          (e) The directors and officers of Charter immediately prior to the Effective Time shall be the directors and officers of Charter, as the surviving institution of the Merger, and shall continue in office until their successors are duly elected or otherwise duly selected.

          (f) All deposit accounts of Home Federal existing immediately prior to the Merger shall, upon consummation of the Merger, remain insured by the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law and regulation.

          2.2. Effect on Common Stock of Home Federal and Financial. As of the Effective Time, by virtue of the Merger and without any action except as specified herein on the part of the holders of shares of Home Federal Common Stock, each issued and outstanding share of Home Federal Common Stock (except as otherwise provided in the Office of Thrift Supervision ("OTS") regulations with respect to the rights of dissenting shareholders of Home Federal) shall be converted into the right to receive $21.00 in cash (the "Purchase Price"), except to the extent such Purchase Price is adjusted pursuant to Section 7.10 and all outstanding certificates representing Home Federal Common Stock shall thereafter represent solely the right to receive the Purchase Price. All shares of Home Federal Common Stock which are held in the treasury of Home Federal and any shares of Home Federal Common Stock owned by Charter or any direct or indirect wholly owned subsidiary or parent of Charter shall be canceled and no consideration shall be paid or delivered in exchange therefor.

          2.3. Options. As of the Effective Time, Financial or Charter shall pay to each holder of an option which has been granted by Home Federal to purchase shares of Home Federal Common Stock, and which is outstanding and exercisable but unexercised immediately prior to the Effective Time in accordance with Home Federal's stock option plans, an amount in cash computed by multiplying (i) any positive difference obtained by subtracting from (x) the per share amount of the Purchase Price and (y) the per share exercise price applicable to such option by (ii) the number of shares of Home Federal Common Stock subject to such option, subject, with respect to each such holder, to the receipt by Financial of an acknowledgment from such holder that such payment shall constitute consideration for the termination and cancellation of such option, such acknowledgment to be received no later than the Closing Date. Home Federal agrees to take or cause to be taken all action necessary so that each such option outstanding immediately before the Effective Time as a result of the failure of the holder thereof to deliver the acknowledgment described in the preceding sentence shall be converted into a right to receive the amount described in the preceding sentence.

          2.4. Charter to Make Cash Available.  At the Effective
Time, Charter shall make available the amount of cash payable pursuant to Section 2.2 and Section 2.3 hereof; such cash to be deposited in an escrow account for the benefit of Home Federal stockholders and option holders as set forth pursuant to Sections 2.2 and 2.3 hereof.

          2.5. Payment of Cash.

          (a) Charter shall act as the exchange agent (the "Exchange Agent") in connection with the Merger. The Exchange Agent shall promptly, following the Effective Time, mail to each former shareholder of Home Federal a notice specifying the procedures to be followed in surrendering such shareholder's Home Federal Common Stock certificates. Promptly following the Effective Time, the Exchange Agent shall (except to those holders of Home Federal Common Stock who have properly exercised dissenters' rights of appraisal) pay to each holder who delivers his or her certificate or certificates representing such shares to the Exchange Agent at the closing a check for an amount equal to the number of shares represented by the certificate or certificates so surrendered to the Exchange Agent multiplied by the Purchase Price. As to each holder of record of Home Federal Common Stock who does not surrender his shares at Closing, the Exchange Agent shall send within ten (10) business days thereafter a notice and form of letter of transmittal advising such shareholder of the effectiveness of the Merger and the procedures for surrendering to the Exchange Agent outstanding certificates formerly evidencing shares of Home Federal Common Stock. Each shareholder who thereafter delivers his or her certificate or certificates representing such shares to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, shall promptly be mailed a check for an amount, without interest, equal to the number of shares represented by the certificate or certificates so surrendered to the Exchange Agent multiplied by the Purchase Price. Upon surrender, each certificate evidencing Home Federal Common Stock shall be canceled. Until so surrendered, each outstanding certificate which prior to the Effective Time evidenced shares of Home Federal Common Stock will be deemed for all purposes (except as otherwise provided in Section 2.2 hereof) to evidence the right to receive cash, without interest, equal to the number of shares represented by the certificate or certificates multiplied by the Purchase Price. After the Effective Time, there shall be no further registration of transfers on the records of Home Federal of shares of Home Federal Common Stock and, if a certificate evidencing such shares is presented for transfer, it shall be canceled in exchange for a check (except as otherwise provided in Section 2.2 hereof) in the appropriate amount as calculated above. Notwithstanding any provision of this Agreement, neither the Exchange Agent nor any person, firm or entity shall be liable or obligated to any former holder of any share of Home Federal Common Stock (or to anyone claiming through any such former holder) with respect to amounts to which any such holder would have been entitled as a consequence of the Merger, if such amounts have been paid, or are payable, to any public official pursuant to any abandoned property, escheat or similar laws.

          (b) If delivery of all or any part of the cash to be paid in connection with the Merger is to be paid to a person other than the person in whose name the certificate surrendered in exchange therefor is registered, it shall be a condition to such delivery that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such a delivery pay to the Exchange Agent any transfer or other taxes required by reason of such delivery in any name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (c) In the event any certificate for Home Federal Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall deliver (except as otherwise provided in Section 2.2 hereof) in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, the cash to be paid in the Merger as provided for herein; provided, however, that Financial may, in its sole discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such reasonable sum as Financial may direct as indemnity against any claim that may be made against Home Federal, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

          2.6. Dissenters' Rights. Any holder of Home Federal Common Stock otherwise entitled to receive the Purchase Price for each of his or her shares shall be entitled to demand payment of the fair cash value of such shares as specified in 12 CFR 552.14 if the holder follows the procedures specified therein. These shares shall hereafter be specified as "Dissenting Shares." Any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall not be converted into cash as provided in Section 2.2 hereof; provided, however, that shares of Home Federal Common Stock held by a dissenting shareholder who subsequently withdraws a demand for payment, fails to comply fully with the requirements of 12 CFR 552.14, or otherwise fails to establish the right of such shareholder to be paid the fair cash value of such shareholder's shares under 12 CFR 552.14 shall be deemed to be converted into cash pursuant to the terms and conditions specified herein.

                            ARTICLE III.

        REPRESENTATIONS AND WARRANTIES OF FINANCIAL, CHARTER
                      AND CHARTER INTERIM BANK

          Charter, Financial and Charter Interim Bank hereby represent and warrant to Home Federal as follows:

          3.1. Corporate Organization. Charter is a stock savings bank duly organized and validly existing and in good standing under the laws of the State of Illinois. Financial is a holding company duly organized and validly existing and in good standing under the laws of the State of Delaware and a registered savings and loan holding company under HOLA. All eligible accounts issued by Charter are insured by the FDIC to the maximum extent permitted under applicable law. Each of Financial and Charter has all requisite corporate power and authority to own, operate and lease its properties as presently owned, operated and leased and to engage in the activities and business now being conducted by it. Schedule 3.1 to the Financial disclosure schedule attached hereto as Annex I (the "Financial Disclosure Schedule") lists each "subsidiary" of Financial and Charter. Charter Interim Bank will at the Effective Time be a savings bank duly incorporated and validly existing under the laws of the State of Illinois. Prior to the Effective Time, Charter Interim Bank will not engage in any other business other than the transactions contemplated by this agreement.

          3.2. Authorization. The Boards of Directors of Financial and Charter have approved the Agreement and the transactions contemplated hereby and have authorized the execution, delivery and
performance by Financial and Charter of the Agreement.   No corporate
proceeding on the part of Financial or Charter other than those previously obtained is necessary to authorize the Agreement or to consummate the transactions contemplated hereby, and Financial and Charter have full corporate power and authority to enter into the Agreement and to consummate the transactions contemplated hereby subject to the conditions set forth in Articles VIII and X of this Agreement. This Agreement has been duly and validly executed and delivered by Financial and Charter and constitutes the valid and binding obligation of Financial and Charter, enforceable against each of them in accordance with its terms, subject to (a) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (b) the application of equitable principles if equitable remedies are sought.

          3.3. No Violation. Neither the execution and delivery of the Agreement nor, subject to the receipt of the consents and approvals contemplated by Section 3.4, the consummation of the transactions contemplated herein will, (a) conflict with, result in the breach of, constitute a violation of, constitute a default under or accelerate the performance of the terms of any government regulation, judgment, order or decree of any court or other governmental agency to which Financial, Charter or First Sparta Corporation (the "Charter Subsidiary") may be subject, or any contract, agreement or instrument to which Financial, Charter or Charter Subsidiary is a party or by which Financial, Charter or any of the Charter Subsidiaries are bound or committed, or the Certificate of Incorporation of Financial, the Articles of Incorporation of Charter, the Articles of Incorporation of the Charter Subsidiary, or the bylaws of Financial, Charter or the Charter Subsidiary, or, any law, or any rule or regulation of any governmental agency or authority, or (b) constitute an event that with the lapse of time or action by a third party could result in a default under any of the foregoing, or (c) result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Financial, Charter or the Charter Subsidiary.

          3.4. Consents and Approvals. Other than the receipt of approvals required by the Savings Bank Act, the Bank Merger Act, the HOLA, and the regulations promulgated under said acts, no filing or registration with, no notice to and no permit, authorization, consent or approval of the shareholders of Financial or any public or governmental body or authority is necessary for the consummation by Financial of the transactions contemplated by the Agreement. Financial knows of no reason (including those relating to fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and anti-trust or consumer disclosure laws and regulations) why the regulatory approvals should not be obtained, and has no reason to believe that such approvals would include any term, condition or requirement that, individually or in the aggregate, would have a Material Adverse Effect on the results, business, operations, assets, or financial condition of Financial and Charter on a consolidated basis.

          3.5. Information Supplied for Inclusion in the Home Federal Proxy Statement. Any information regarding Financial, Charter or the Charter Subsidiary supplied by Financial to Home Federal specifically for inclusion in the Home Federal Proxy Statement (as defined in Section 7.2(a) hereof) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

          3.6. Cash Payment. Charter has sufficient funds to pay the cash payment required under Sections 2.2 and 2.3 and such payment will not cause it to fail to meet any regulatory capital requirements to which it is subject.

          3.7. Accuracy of Information. The statements made by Financial in the Agreement and in any other written documents executed and/or delivered by or on behalf of Financial pursuant to the terms of the Agreement are true and correct in all material respects. None of the information supplied or to be supplied by Financial or Charter for inclusion, or included, in (i) the Proxy Statement to be mailed to the shareholders of Home Federal (as described below), in connection with the Home Federal Shareholder Meeting and (ii) any other documents to be filed with the State of Illinois, FDIC, OTS or any regulatory agency in connection with the transactions contemplated hereby will, to the best knowledge of Financial or Charter and at such respective times as such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents which Financial or Charter is responsible for filing with the State of Illinois, FDIC, OTS and any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

          3.8. Supplement to Financial Disclosure Schedule. Financial will promptly supplement or amend the Financial Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Financial Disclosure Schedule. No supplement or amendment to the Financial Disclosure Schedule will have any effect for the purpose of determining satisfaction of the condition set forth in Section 9.1 hereof.

          3.9. Litigation. Except as set forth in Schedule 3.9 to the Financial Disclosure Schedule, no claims have been asserted and no relief has been sought against Financial, Charter or the Charter Subsidiary in any pending litigation or governmental proceedings or otherwise which would be reasonably likely to result in Financial becoming unable to pay the Purchase Price or otherwise perform its obligations under, and consummate the transactions contemplated by, this Agreement.

          3.10. Brokers and Finders. Neither Financial, Charter, nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Financial or Charter in connection with this Agreement or the transactions contemplated hereby, except for Financial's and Charter's employment of Charles
E. Webb & Co., in connection with the transactions contemplated by this Agreement.

          3.11. Regulatory Approvals. Financial is not aware of any facts or circumstances relating to the business, operations or financial condition of Financial, Charter or their wholly-owned subsidiaries which would result in the denial, or conditioning in a manner unacceptable to Financial or Charter, of any of the regulatory approvals required for consummation of the Merger.

                            ARTICLE IV.

           REPRESENTATIONS AND WARRANTIES OF HOME FEDERAL


     Subject to Home Federal's opportunity to cure, as set forth in
Section 11.1(b)(iii), Home Federal represents and warrants to Financial and Charter as follows:

          4.1. Corporate Organization.

     (a) Home Federal has all requisite corporate power and authority to own, operate and lease its properties as presently owned, operated or leased and to engage in the activities and business now conducted by it. Home Federal is qualified to do business in each jurisdiction in which the nature of business conducted or assets owned or leased by it makes such qualification necessary and where a failure to do so would have a Material Adverse Effect. The jurisdictions in which Home Federal is qualified to do business as a foreign corporation are identified in Schedule 4.1(a) to the Home Federal disclosure schedule attached hereto as Annex II (the "Home Federal Disclosure Schedule"). Home Federal is a member in good standing of the Federal Home Loan Bank of Chicago and all eligible accounts issued by Home Federal are insured by the FDIC to the maximum extent permitted under applicable law. Home Federal is a savings bank duly organized, validly existing and in good standing under the laws of the United States of America. Except for Greater Service Corporation, Home Federal has no direct or indirect subsidiaries. Greater Service Corporation is a wholly-owned subsidiary of Home Federal and is a duly organized, validly existing company and in good standing under the laws of the State of Illinois. Greater Service Corporation has the corporate power and authority to carry on its business as it is now conducted and to own, lease and operate its properties, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. Greater Service Corporation is sometimes referred to herein as "Subsidiary". The Subsidiary is currently inactive.

     (b) Home Federal has heretofore delivered to Financial true and complete copies of the Federal Stock Charter, and bylaws of Home Federal, in effect on the date hereof. The minute books of Home Federal contain accurate minutes of all meetings and accurate consents in lieu of meetings of the board of directors (and any committee thereof) and of the stockholder(s) of Home Federal recorded therein, and as of the Effective Time such minute books will contain accurate minutes of all such meetings and such consents in lieu of meetings respectively held or executed prior thereto. The minute books accurately reflect all transactions referred to in such minutes and consents in lieu of meetings and disclose all material corporate actions of the stockholder(s) and board of directors of Home Federal and all committees thereof. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committee thereof) or of the stockholder(s) of Home Federal.

          4.2. Capitalization.

          The authorized capital stock of Home Federal consists of 1,500,000 shares of Home Federal capital stock, of which 1,000,000 shares are common stock, par value $1.00 per share, and of which 500,000 shares are serial preferred stock, par value $1.00 per share. As of July 31, 1996, there were issued and outstanding 288,834 shares of Home Federal Common Stock and no shares were outstanding of serial preferred stock. As of June 30, 1996, 27,772 shares of Home Federal Common Stock were reserved for issuance pursuant to stock options and no shares of serial preferred stock were reserved for issuance. All of such issued and outstanding shares of Home Federal capital stock are validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights. Home Federal does not have any arrangements or commitments obligating Home Federal to issue or sell or otherwise dispose of, or to purchase or redeem, shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock. Schedule 4.2 of the Home Federal Disclosure Schedule sets forth a complete and accurate list of all options to purchase Home Federal Common Stock that have been granted and which remain unexercised, including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to option for each grant. To the best of Home Federal's knowledge, no person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") other than as set forth at Schedule 4.2 of the Home Federal Disclosure Schedule, is the beneficial owner of more than 5% of the outstanding Home Federal Common Stock.

          4.3. Authorization. The Board of Directors of Home Federal has approved the Agreement and the transactions contemplated thereby and authorized the execution, delivery and performance by Home Federal of the Agreement. No other corporate proceeding on the part of Home Federal is necessary to authorize the Agreement or to consummate the transactions contemplated thereby other than the approval of the holders of Home Federal Common Stock as provided in
Section 7.1 hereof and an amendment to Home Federal's Federal Stock Charter to delete Section 8A said Federal Stock Charter. Home Federal has full corporate power and authority to enter into the Agreement and, upon approval of the shareholders of Home Federal Common Stock in accordance with law and subject to the additional conditions set forth in Articles IX and X of this Agreement, to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Home Federal and constitutes the valid and binding obligations of Home Federal, enforceable against it in accordance with its terms, subject to (a) all applicable bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally or the rights of creditors of savings associations the accounts of which are insured by the FDIC, (b) the application of equitable principles if equitable remedies are sought, and (c) the provisions of this Agreement providing that the Merger will be enforceable only upon approval by the holders of Home Federal Common Stock as described in
Section 7.1 hereof. The Board of Directors of Home Federal has received the written opinion of Trident Financial Corporation to the effect that the Purchase Price to be received by the stockholders of Home Federal is fair, from a financial point of view, to such stockholders.

          4.4. No Violation. Other than as set forth in Schedule 4.4 of the Home Federal Disclosure Schedule, neither the execution and delivery of the Agreement nor, subject to the receipt of the consents and approvals contemplated by Section 4.6, the consummation of the transactions contemplated herein will (a) conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any judgment, order or decree of any court or other governmental agency to which Home Federal may be subject, or any contract, agreement or instrument to which Home Federal is a party or by which Home Federal is bound or committed, or the Federal Stock Charter of incorporation of Home Federal or the bylaws of Home Federal, or, to the knowledge of Home Federal (as defined in Section 12.7(e) hereof), any law, or any rule or regulation of any governmental agency or authority, or (b) constitute an event that with the lapse of time or action by a third party, or both, could result in a default under any of the foregoing or (c) result in the creation of any material lien, charge or encumbrance upon any of the assets, properties or stock of Home Federal or its Subsidiary or the capital stock of Home Federal.

          4.5. Reports and Consolidated Financial Statements. (a) Home Federal has previously furnished Financial with true and complete copies of its Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and all other documents filed subsequent to December 31, 1994 under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act") as
administered by the OTS pursuant to 12 C.F.R. 563d.1.   As of their
respective dates, such reports and statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Home Federal included in such reports or otherwise delivered to Financial (collectively referred to herein as the "Home Federal Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Home Federal as of the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein, and the absence of certain footnotes. Except as set forth in Schedule 4.5 to the Home Federal Disclosure Schedule, since March 31, 1996 to the Closing Date, Home Federal has not suffered a Material Adverse Effect and Home Federal is not aware of any event or circumstance, or series of events and circumstances, which is reasonably likely to result in a Material Adverse Effect to Home Federal. The books and records of Home Federal have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. As of March 31, 1996 to the Closing Date, except and to the extent (i) reflected, disclosed or provided for in the financial statements referred to above and (ii) of liabilities incurred since March 31, 1996 to the Closing Date, in the ordinary course of business and consistent with prudent banking practice, Home Federal does not have any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Home Federal.

          (b) Home Federal has filed all reports, together with any amendments required to be made with respect thereto, that were required to be filed since December 31, 1994 to the date of this Agreement with (1) the OTS; (2) the FDIC; and (3) any state banking commission or other banking authority, and has paid all fees and assessments due and payable in connection therewith.

          4.6. Consents and Approvals.  Other than as set forth in
Schedule 4.6 to the Home Federal Disclosure Schedule and other than the receipt of approvals required by the Savings Bank Act, the Bank Merger Act, the HOLA, the Regulations, and applicable federal securities and state laws, and the approval of the holders of Home Federal Common Stock as described in Section 7.1 hereof, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any public or governmental body or authority is necessary for the consummation by Home Federal of the transactions contemplated by the Agreement or to enable Home Federal to continue to conduct its business after the Effective Time in a manner which is consistent with that in which it is presently conducted, except where the failure to make such filing or obtain such permit, authorization, consent or approval will not in the aggregate have a Material Adverse Effect.

          4.7. Absence of Certain Changes. Since June 30, 1996 to the Closing Date, and except as otherwise permitted by this Agreement, Home Federal has not except as set forth in Schedule 4.7 to the Home Federal Disclosure Schedule: (a) issued or sold any corporate debt securities as issuer thereof; (b) granted any option for the purchase of its capital stock; (c) declared or set aside or paid any dividend or other distribution in respect of its capital stock other than a dividend of $.12 per share per quarter paid in accordance with the past practice; (d) incurred any material obligation or liability (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business in accordance with past practices; (e) mortgaged, pledged or subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent and landlord liens) any of its material assets or properties except pledges to secure government deposits and in connection with repurchase or reverse repurchase agreements; (f) discharged or satisfied any material lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in Home Federal's balance sheet as of June 30, 1996, and current liabilities incurred since the date thereof in the ordinary course of business in accordance with past practices; (g) sold, exchanged or otherwise disposed of any of its material capital assets other than in the ordinary course of business in accordance with past practices; (h) materially made or modified any wage or salary increase other than routine periodic increases in salary for employees in the ordinary course of business and in accordance with past practices or as required by law, entered into any employment contract with any officer or salaried employee or instituted any employee welfare, bonus, stock option, profit sharing, retirement or similar plan or arrangement; (i) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property or assets or waived any rights of value that are material in the aggregate, considering its business taken as a whole; (j) except in the ordinary course of business in accordance with past practices, entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; (k) entered into any material transaction outside the ordinary course of its business in accordance with past practices, except as expressly contemplated by the Agreement; or (1) except in the ordinary course of business in accordance with past practices or as reflected in the Home Federal Financial Statements, sold or otherwise disposed of any of its material investment securities.

          4.8. Employee and Employee Benefits Matters.    (a)
Schedule 4.8(a) to the Home Federal Disclosure Schedule lists (i) each employee benefit plan which is maintained by Home Federal for the benefit of any current or former employee, officer, director, consultant or agent; (ii) each plan, program or arrangement for the provision of medical, surgical, or hospital care or benefits, benefits in the event of sickness, accident, disability, death, unemployment, severance, vacation, apprenticeship, day care, scholarship, prepaid legal services or other benefits; and (iii) every other retirement or deferred compensation plan, bonus or incentive compensation plan or arrangement, severance or vacation pay arrangement, or other fringe benefit plan, program or arrangement through which Home Federal provides benefits for or on behalf of any current or former employee, officer, director, consultant or agent. Home Federal has delivered or made available to Financial a true and correct copy of (a) each Home Federal Benefit Plan, (b) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS") with respect to each Home Federal Benefit Plan, if applicable, (c) each trust agreement and group annuity contract, if any, relating to such Home Federal Benefit Plan, (d) the most recent actuarial report or valuation relating to a Home Federal Benefit Plan subject to Title IV of ERISA and (e) all rulings and determination letters and any open requests for rulings or letters that pertain to any Home Federal Benefit Plan.

          (b) To the knowledge of Home Federal, all of the plans, programs and arrangements described in this Section 4.8 or listed in
Schedule 4.8(a) to the Home Federal Disclosure Schedule (hereinafter referred to as the "Home Federal Benefit Plans") that are subject to ERISA and the Internal Revenue Code ("Code") are in material compliance with all applicable requirements of ERISA and the Code and all other applicable federal and state laws, including, without limitation, the reporting and disclosure requirements of Part I of Title I of ERISA. To the knowledge of Home Federal, each of the Home Federal Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code satisfies the applicable requirements of such provision and there exist no circumstances that would adversely affect the qualified status of any such Plan under that section, except with respect to any required retroactive amendment for which the remedial amendment period has not yet expired. Except as set forth in Schedule 4.8(b) to the Home Federal Disclosure Schedule, there is no pending or, to the knowledge of Home Federal, threatened litigation, claim, action, governmental proceeding or investigation against or relating to any Home Federal Benefit Plan which could give rise to any material liability, and there is no reasonable basis for any material litigations, claims, actions or proceedings against any such Home Federal Benefit Plan.
To the knowledge of Home Federal, no Home Federal Benefit Plan (or Home Federal Benefit Plan fiduciary) has engaged in a non-exempt "Prohibited Transaction" (as defined in Section 406 of ERISA and
Section 4975(c) of the Code) since the date on which said sections became applicable to such Plan. There have been no acts or omissions by Home Federal that have given rise to any fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code, or that may give rise to any material fines, penalties, taxes or related damages under such laws for which Home Federal may be liable. Home Federal has no knowledge of, or any reasonable basis to believe, that any material liability under Title IV of ERISA has been incurred by Home Federal, any former Affiliates of Home Federal or the Home Federal Benefit Plans since the effective date of ERISA that has not been satisfied in full, and that any condition exists that presents a material risk of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been made or will be made when due. With respect to each of the Home Federal Benefit Plans which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan or Plans, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits and Home Federal is not aware of any facts or circumstances that would materially change the funded status of any such ERISA Plan. None of the Home Federal Benefit Plans is a "multiemployer pension plan" as such term is defined in section 3(37) of ERISA. Except as listed on Schedule 4.8(a) of the Home Federal Disclosure Schedule, no employee of Home Federal will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Home Federal Benefit Plan as a result of the transactions contemplated by this Agreement. Other than current or contingent liabilities previously disclosed on
Schedule 4.8(a) of the Home Federal Disclosure Schedule, neither Home Federal nor any Home Federal Benefit Plan will have any material current or contingent liability with respect to any Plan. To the knowledge of Home Federal, all group health plans of Home Federal, including any plans of current and former Affiliates of Home Federal that must be taken into account under Section 4980B of the Code or
Section 601 of ERISA or the requirements of any similar state law regarding insurance continuation, have been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Section 601 of ERISA to the extent such requirements are applicable. All payments due from any Home Federal Benefit Plan (or from Home Federal with respect to any Home Federal Benefit Plan, in any case, not including the Management Stock Bonus Plan of Home Federal) have been made, and all amounts properly accrued to date as liabilities of Home Federal that have not yet been paid have been properly recorded on the books of Home Federal.

          (c) The termination of the Home Federal Savings Bank Employee Stock Ownership Plan (the "ESOP") and the allocation and distribution of assets under the terms of such plan will not adversely affect the qualified status of such plan and will comply with the requirements of the Code and ERISA.

          (d) Neither Home Federal, nor its Subsidiary, is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees. Neither Home Federal nor its Subsidiary is the subject of any proceeding asserting that its has committed an unfair labor practice or seeking to compel it or its Subsidiary to bargain with any labor organization as to the wages and conditions of employment, nor is the management of Home Federal aware of any strike or other labor dispute involving Home Federal or its Subsidiary.


          4.9. Litigation. No claims have been asserted and no relief has been sought against Home Federal or its Subsidiary in any pending litigation or governmental proceedings or otherwise which would be reasonably expected to result in damages or other relief which would be reasonably likely to have a Material Adverse Effect. To the knowledge of Home Federal, there are no circumstances, conditions, events or arrangements, contractual or otherwise, which may hereafter give rise to any proceedings, claims, actions or government investigations involving Home Federal or its Subsidiary which would reasonably be expected to result in damages or other relief which would be reasonably likely to have a Material Adverse Effect, nor are any such proceedings, claims, actions or government investigations threatened. Except as set forth in Schedule 4.9 to the Home Federal Disclosure Schedule, Home Federal and its Subsidiary are not a party to any order, judgment or decree which would reasonably be expected to have a Material Adverse Effect, and Home Federal (a) is not the subject of any cease and desist order, or other formal or informal enforcement action by any regulatory authority and (b) has not made any commitment to or entered into any agreement with any regulatory authority that restricts or adversely affects its operations or financial condition.

          4.10. Tax Matters. Home Federal has timely filed (inclusive of applicable extension periods) with the appropriate governmental agencies all material federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports (including information returns and reports) that are required to be filed, and Home Federal is not materially delinquent in the payment of any taxes shown on such returns or reports or on any assessments for any such taxes received by Home Federal. There are included in the Home Federal Financial Statements adequate reserves for the payment of all accrued but unpaid material federal, state and local taxes of Home Federal, including interest and penalties, whether or not disputed for such fiscal years as reflected therein and all fiscal years prior thereto. Home Federal has not executed or filed with the Internal Revenue Service ("IRS") or any state tax authority any agreement extending the period for assessment and collection of any federal or state tax, and Home Federal is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes. There is no outstanding material assessment or claim for collection of taxes against Home Federal. Except as set forth in Schedule 4.10 to the Home Federal Disclosure Schedule, the federal income tax returns of Home Federal have been audited by the IRS (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such audit which have not been resolved and paid in full or adequate reserves or accruals established in accordance with generally accepted accounting principles with respect thereto.

          "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by federal, state, local or foreign taxing authorities, including but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions thereto.

          Home Federal has not, during the past five (5) years, except as disclosed in Schedule 4.10 to the Home Federal Disclosure Schedule, received any notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental agency, with respect to any federal, state, county or local taxes. No federal or state tax return of Home Federal is currently the subject of any audit by the IRS or any other governmental agency. During the past five (5) years, no material deficiencies have been asserted in connection with the federal and state income tax returns of Home Federal, and Home Federal has no reason to believe that any material deficiency would be asserted relating thereto. Except as disclosed in Schedule 4.10 to the Home Federal Disclosure Schedule, Home Federal is not a party to any agreement providing for allocation or sharing of taxes. Home Federal has not ever been a member of an "affiliated group of corporations" (within the meaning of Section 1504(a) of the Code) filing consolidated returns, other than the affiliated group of which Home Federal is or Home Federal was the common parent.

          4.11. Information in the Home Federal Proxy Statement. Home Federal represents and warrants that the Home Federal Proxy Statement will not, either at the time it is mailed to the shareholders of Home Federal in connection with the Home Federal Shareholders' Meeting (as defined in Section 7.1 hereof) or at the time of the Home Federal Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that none of the representations and warranties in this Section 4.11 shall apply to statements in or omissions from the Home Federal Proxy Statement made in reliance upon and in conformity with information about or furnished by or on behalf of Financial or Charter for use in the Home Federal Proxy Statement.

          4.12.     Environmental Matters.  For purposes of this
Section 4.12, the following terms shall have the indicated meaning:

     "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq; the Emergency Planning and Home Federal Right to Know Act, 42 U.S.C.
Section 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

     "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

     "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

     "Properties Owned" means those properties owned, leased or operated by Home Federal, not including those properties serving as collateral for any loans made and retained by Home Federal or for which Home Federal serves in a trust relationship for the loans retained in portfolio.

          (a) Other than as set forth on Schedule 4.12(a) to the Home Federal Disclosure Schedule, to the knowledge of Home Federal, Home Federal is in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a material adverse effect on the business, operations, assets, financial condition or prospects of Home Federal. Other than as set forth on Schedule 4.12(a) to the Home Federal Disclosure Schedule, since December 31, 1994, Home Federal has not received any communication alleging that Home Federal is not in such compliance and, to the knowledge of Home Federal, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

          (b) Other than as set forth on Schedule 4.12(b) to the Home Federal Disclosure Schedule, to the knowledge of Home Federal, Home Federal has not been or is not in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a material adverse effect on the business, operations, assets or financial condition of Home Federal.

          (c) Other than as set forth on Schedule 4.12(c) to the Home Federal Disclosure Schedule, to the knowledge of Home Federal, none of the Properties Owned by it has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of Home Federal.

          (d) Other than as set forth on Schedule 4.12(d) to the Home Federal Disclosure Schedule, to the knowledge of Home Federal, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Properties Owned by Home Federal under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a material adverse effect on the business, operations, assets or financial condition of Home Federal.

          (e) Other than as set forth on Schedule 4.12(e) to the Home Federal Disclosure Schedule, to the knowledge of Home Federal, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against Home Federal or against any person or entity whose liability for any Environmental Claim Home Federal has or may have retained or assumed either contractually or by operation of law, except such which would not have a material adverse effect on the business, operations, assets, financial condition or prospects of Home Federal.

          (f) Home Federal has set forth on Schedule 4.12(f) to the Home Federal Disclosure Schedule, any environmental studies conducted by it during the past five years with respect to any properties owned by it as of the date hereof.

          4.13. Insurance. Home Federal has delivered to Financial as part of Schedule 4.13 to the Home Federal Disclosure Schedule true, accurate and complete copies of all insurance policies and fidelity bonds of Home Federal. Each such policy is in full force and effect, with all premiums due thereon on or prior to the Closing Date having been paid as and when due. Home Federal has not been notified that its fidelity or insurance coverage will not be renewed by its carrier(s) on substantially the same terms as its
existing coverage.   All such policies (i) are sufficient for
compliance by Home Federal with all requirements of law and all agreements to which Home Federal is a party, and (ii) will not terminate or lapse prior to the Effective Time without similar policies being obtained that would continue until the Effective Time.

          4.14. Compliance with Laws and Orders. Except as set forth in Schedule 4.14 to the Home Federal Disclosure Schedule, Home Federal has not received notice of any violation or alleged material violation of, or, to the knowledge of Home Federal, is subject to any liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing material violations of, any law, statute or regulation. Home Federal is not in default under, and no event has occurred that, with the lapse of time or action by a third party or both, could result in a default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, where the failure to be in full compliance would reasonably be expected to result alone or in the aggregate in damages, which would be reasonably likely to have a Material Adverse Effect.

          4.15. Governmental Regulation. Home Federal holds all material licenses, certificates, permits, franchises and rights from all appropriate federal, state and other public authorities necessary for the conduct of its business; and, between the date hereof and the Closing Date, Home Federal will maintain all such licenses, certificates, permits, franchises and rights in effect. Except as set forth in Schedule 4.15 to the Home Federal Disclosure Schedule, Home Federal is not a party or subject to any agreements, directives, orders or similar arrangements between or involving Home Federal and any state or federal savings institution regulatory authority. In connection with its most recent examination of Home Federal, neither the OTS nor the FDIC have informed Home Federal; whether by written communication or otherwise, to amend or change in any material way its accounting methods, methods of operation or business practices, or to classify any loans not previously classified or to charge-off loans, or increase its allowance for loan losses or to take or discontinue any activity or action.

          4.16. Contracts and Commitments. Except as set forth in Schedule 4.16 to the Home Federal Disclosure Schedule, Home Federal is not a party to or bound by any (a) material lease or license with respect to any property, real or personal; (b) material contract or commitment for capital expenditures; (c) material contract or commitment for total expenses for the purchase of materials, supplies or for the performance of services by third parties for a period of more than 60 days from the date of this Agreement; (d) material contract or option for the purchase or sale of any real or personal property other than in the ordinary course of business; or (e) agreement, arrangement or understanding relating to the employment, election, retention in office or severance of any present or former director, officer or employee of Home Federal. To its knowledge, Home Federal has performed in all material respects all obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party or both, could result in a default resulting in material damages or other material default under any outstanding mortgage, lease, contract, commitment or agreement to which Home Federal is a party or by which Home Federal is bound or under any provision of its articles of incorporation or bylaws. Each such outstanding material mortgage, lease, contract, commitment or agreement is a valid and legally binding obligation of Home Federal subject to (x) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors rights generally or the rights of creditors of savings associations the accounts of which are insured by the FDIC, and (y) the application of equitable principles if equitable remedies are sought.

          4.17. Agreements with Directors, Officers and Shareholders. Except as set forth in Schedule 4.17 to the Home Federal Disclosure Schedule, no director, executive officer, or holder of five percent (5.0%) or more of the outstanding capital stock of Home Federal nor any associate of any such person (a "Home Federal Principal") (a) is or has during the period subsequent to June 30, 1996, been a party (other than as a depositor) to any transaction with Home Federal, whether as a borrower or otherwise, that (i) was made other than in the ordinary course of business, (ii) was made on other than substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, or (iii) involves more than the normal risk of collectability or presents other unfavorable features; or (b) is a party to any material loan or loan commitment, whether written or oral.

          4.18. Accuracy of Information. The statements made by Home Federal in the Agreement and in any other written documents executed and/or delivered by or on behalf of Home Federal pursuant to the terms of the Agreement are true and correct in all material respects. The statements contained in such other documents or specifically referred to in the Agreement will be deemed to constitute representations and warranties of Home Federal under this Agreement to the same extent as if set forth herein in full.

          4.19. Supplement to Home Federal Disclosure Schedule. Home Federal will promptly supplement or amend the Home Federal Disclosure Schedule to the date of Closing with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Home Federal Disclosure Schedule. No supplement or amendment to the Home Federal Disclosure Schedule will have any effect for the purpose of determining satisfaction of the condition set forth in
Section 8.2 hereof.

          4.20.     Title to Assets; Leases

          (a) Except for (i) liens and encumbrances specifically disclosed in any of the consolidated financial statements of Home Federal referred to in Section 4.5 hereof, (ii) landlords' or statutory liens or other liens incurred in the ordinary course of business and not securing indebtedness for borrowed money and not yet delinquent, and (iii) liens and encumbrances which are not material in amount and do not materially impair the value of any property subject thereto or the use of such property for the purposes for which it is presently used or intended to be used, Home Federal has good and marketable title, free and clear of all security interests, encumbrances, trust agreements, liens or other adverse claims, to all its assets and property, real and personal, reflected in the financial statements referred to in Section 4.5 hereof or acquired thereafter, which includes all property and assets used by Home Federal that are material to the conduct of its businesses, except for assets and property disposed of in the ordinary course of business after June 30, 1996.

          (b) Home Federal as lessee has the right under valid and subsisting leases to occupy, use, possess and control all property leased by it in all material respects as presently occupied, used, possessed and controlled by Home Federal and such leases will not terminate or lapse prior to the Effective Time or be affected in any material respect by consummation of the transactions contemplated hereby. Schedule 4.20(b) contains an accurate listing of each lease pursuant to which Home Federal acts as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same, as well as a listing of each material real property owned by Home Federal and used in the conduct of its business.

          (c) All real and personal property is available for inspection by Financial and Home Federal disclaims any warranty of fitness for any particular purpose. All real and personal property of Home Federal is in an "AS IS" condition. Home Federal has furnished an Illinois Responsible Property Transfer Act Disclosure to Charter and Financial disclosing any information about any real properties to the best of Home Federal's knowledge. However, Home Federal has made no independent investigation or assessments of the condition of the real properties in any manner whatsoever including but not limited to any of the representations as to the environmental condition of any assets under this Agreement.

               4.21. Fees. Except as set forth in Schedule 4.21 to the Home Federal Disclosure Schedule, and other than the financial advisory services performed by Trident Financial Corporation, the terms of which are disclosed in Schedule 4.21, Home Federal and its Subsidiary have not, and to the knowledge of Home Federal none of their respective officers, directors, employees or agents, has employed, any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fee, and no broker or finder has acted directly or indirectly for Home Federal or its Subsidiary, in connection with this Agreement or the transactions contemplated hereby.

               4.22. Business of Home Federal. Since December 31, 1995, Home Federal has conducted its business in the ordinary course. For purposes of the foregoing, Home Federal has not, since December 31, 1995, controlled expenses through the (i) elimination of employee benefits; (ii) deferral of routine maintenance of real property or leased premises; (iii) elimination of reserves where the liability related to such reserve has remained; (iv) reduction of capital improvements from previous levels; (v) failure to depreciate capital assets in accordance with past practice or to eliminate capital assets no longer used in Home Federal's business; (vi) capitalized loan production expenses other than in accordance with SFAS No. 91, or (vii) extraordinary reduction or deferral of ordinary or necessary expenses.


                             ARTICLE V.

                       COVENANTS OF FINANCIAL


          Financial hereby agrees that from the date of this Agreement until the Effective Time:

          5.1. Affirmative Covenants.

          (a) Unless the prior written consent of Home Federal shall have been obtained (which shall not be unreasonably withheld), Financial will maintain and will cause each of its Subsidiaries to maintain their corporate existence in good standing so as to be able to consummate the transactions contemplated by the Agreement.

          (b) As soon as reasonably practicable, Financial will furnish Home Federal with copies of all of Financial's periodic reports on Forms 10-K, 10-Q and 8-K and all proxy statements filed with the Securities and Exchange Commission ("SEC") subsequent to the date hereof.

          5.2. Negative Covenants. Except as specifically contemplated by this Agreement, Financial shall not do, or agree or commit to do, or permit Charter or the Charter Subsidiary to do, without the prior written consent of Home Federal (which shall not be unreasonably withheld), any of the following:

          (a) willfully take action which would or is reasonably likely to (i) adversely affect the ability of either Financial, Charter or Home Federal to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect Financial's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Articles IX and X not being satisfied; or

          (b) agree in writing or otherwise to do any of the foregoing.

          5.3. Breaches. Financial shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Home Federal and use its best efforts to prevent or promptly remedy the same.

          5.4. Employee Benefit Plans: Employment Arrangements

          (a) Charter shall use its best efforts to offer continued employment to employees of Home Federal. Employees of Home Federal who continue employment with Charter on or after the Effective Time (all such persons referred to herein as "Continuing Employees") shall be eligible to participate in such employee benefit plans as may be in effect generally for employees of Charter from time to time (the "Charter Plans"). Except as specifically set forth in this Section 5.4, Continuing Employees shall be entitled to participate in the Charter Plans on the same basis as similarly situated employees of Charter, except that Continuing Employees shall be entitled to full credit for each year of service for which a year of credit was received from Home Federal for purposes of determining eligibility for participation and vesting, but not for benefit accruals, in the Charter Plans, subject to applicable break in service rules. With respect to Charter's Employee Stock Ownership Plan ("ESOP"), Continuing Employees shall not be entitled to credit for prior service with Home Federal for any purpose but shall be eligible for participation in the ESOP on the same basis as new employees of Charter. Notwithstanding anything in this Section 5.4(a) to the contrary, participation by Continuing Employees in employee benefit plans of Charter with respect to which eligibility and participation is at the discretion of the employer, such as non-qualified deferred compensation plans, stock option plans, stock bonus plans, restricted stock plans, and other such similar plans, (but not including employee benefit plans generally available to all full-time employees of Charter) shall be discretionary with such employer.

          (b) With respect to Continuing Employees, there shall be no waiting period or preexisting condition exclusions applicable under the health benefits coverage to be provided following the Effective Time to such persons, but the benefits previously received by such persons will not count toward the maximum benefit coverages provided by Charter.

          (c) Any full-time employee of Home Federal as of the Effective Time who is terminated by Charter within one (1) year following the Effective Time without "cause" (as defined herein), except in the case of voluntary resignation, disability or death, shall be entitled to severance benefits equal to one week's salary for each year of service to Home Federal as of the date of termination calculated on a pre-tax basis. For purposes of the preceding sentence, "cause" shall mean either (a) a continued failure by the employee to substantially perform his or her assigned duties, which duties shall be substantially similar to the duties which have been performed by such employees for Home Federal, or (b) the engaging by the employee in willful misconduct which is injurious to Financial or Charter. A refusal by an employee to relocate shall not constitute "cause" and any termination resulting therefrom, whether voluntary or involuntary, shall be deemed an involuntary termination without cause, unless such relocation is not more than thirty miles in distance from such employee's place of employment prior to relocation, or not more than thirty miles in distance greater from such person's residence at the time of the relocation. It is the intention of Financial and Charter that various employee benefit plans or other arrangements of Home Federal will be terminated and others merged into the corresponding plans or arrangements of Financial or Charter.

          (d) Between the date hereof and the Effective Time, Home Federal may, in its discretion, make contributions to the ESOP in amounts consistent with past practice; provided the Home Federal may adjust past practice to take into account the ESOP's termination on a date other than the last day of the plan year.

          5.5. Filing of Applications. Financial and Charter shall use their best efforts to prepare within 45 days of the date of this Agreement, submit, publish and file (a) an application to the FDIC under the Bank Merger Act; (b) an application to the Office of Thrift Supervision ("OTS") under 12 C.F.R. Part 574; and (c) any other applications, notices or statements required to be filed in connection with the transactions contemplated hereby.

          5.6. Expenses. Financial hereby agrees that if this Agreement or the transactions contemplated hereby are terminated by Home Federal pursuant to Sections 11.1(c) (iii) or (iv) as a result of a willful breach by Financial, Financial shall promptly (and in any event within ten (10) business days after such termination) pay all reasonable Expenses of Home Federal in an amount not to exceed $50,000. For purposes of this Section 5.6, the "Expenses of Home Federal" shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Home Federal and its Affiliates) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

          5.7. Supplement to Financial Disclosure Schedule. Financial will promptly supplement or amend the Financial Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Financial Disclosure Schedule. No supplement or amendment to the Financial Disclosure Schedule will have any effect for the purpose of determining satisfaction of the condition set forth in Section 9.1 hereof.

          5.8. Non-Assignability. Financial hereby agrees that its rights under this Agreement may not be assigned, sold or otherwise transferred to any other party.


                            ARTICLE VI.

                     COVENANTS OF HOME FEDERAL


          Home Federal hereby agrees that from the date of this Agreement until the Effective Time:

          6.1. Affirmative Covenants. Unless the prior written consent of Financial shall have been obtained (which shall not be unreasonably withheld) and except as otherwise contemplated herein, Home Federal will:

          (a) operate its business in the ordinary course in accordance with past business practices;

          (b) use its best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees (except that it shall have the right to terminate the employment of any officer or key employee in accordance with established employment procedures) and maintain its relationships with customers:

          (c) maintain its corporate existence in good standing and file all required Home Federal Reports (as defined in such Section 12.7(c) hereof);

          (d) use its best efforts to maintain and keep its properties in as good repair and condition as at present, except for ordinary wear and tear;

          (e) use its best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it and, in the event that Home Federal is unable to keep such insurance and bonds in full force and effect, to provide prompt notice of such failure to Financial;

          (f) perform all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

          (g) use its best efforts to comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws and regulations, including the filing of all reports required to be filed with the OTS, the FDIC and any state banking commission or other banking authority; and

          (h) as soon as reasonably practicable, furnish Financial copies of all of Home Federal's financial and regulatory reports subsequent to the date hereof.

          (i) promptly inform Financial of its receipt of a Different Proposal.

          6.2. Negative Covenants. Except as specifically contemplated by this Agreement, from the date hereof until the Effective Time, Home Federal shall not do, without the prior written consent of Financial (which shall not be unreasonably withheld), any of the following:

          (a) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument or enter into or extend any material agreement or lease, except in the ordinary course of business consistent with prudent business practices or in connection with the transactions contemplated and permitted by the Agreement;

          (b) (i) grant any bonus or material increase in compensation to its directors or grant any bonus or any increase in compensation to its officers and employees either individually or as a class, except routine periodic increases in salary for employees in the ordinary course of business and in accordance with past practices or as required by law, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) that would increase its retirement benefit liabilities, (iii) adopt, enter into, amend or modify any Home Federal Benefit Plan (except as provided in Section
7.11 of this Agreement), (iv) enter into any employment, severance or similar agreements or arrangements with any directors or officers, or enter into any employment agreement.

          (c) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock, except for a $.12 per share dividend to be paid on a quarterly basis until the Effective Time, and to be paid in a manner consistent with past practice and except that the quarterly dividend for the quarter ended December 31, 1996 shall only be payable in the event the Effective Time does not occur prior to February 1, 1997.

          (d) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation, savings institution or bank, permit any other corporation, savings institution or bank to merge into it or consolidate with any other corporation or bank, in either case, unless the fiduciary duties of Home Federal's Board of Directors require it to do so, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any assets, or shares of any class of stock, of any corporation, savings institution, bank or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practices; or
(v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

          (e) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of its capital stock of any class (including shares held in treasury), any debt instrument having a right to vote or any securities convertible into, or any rights, including options, to acquire, any such shares, voting debt or convertible securities but not including a vesting of shares of Home Federal Common Stock or issuance of shares of capital stock pursuant to exercise of previously granted options for Home Federal Common Stock pursuant to the Management Recognition and Stock Option plans, respectively described in Schedule 4.8(a);

          (f) initiate, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes a Different Proposal, take any action in furtherance of such inquiries or to obtain a Different Proposal, or negotiate with any person in, or agree to or endorse any Different Proposal, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, accountant or other representative retained by it to take any such action; except for such actions relating to a Different Proposal which are reasonably considered by the Board of Directors of Home Federal, based upon consultation with outside legal counsel, to be required in order to fulfill the Board of Directors' fiduciary obligations. "Different Proposal" means a bona fide proposal to acquire the entire equity interest in Home Federal or substantially all of the assets of Home Federal, which is expressly conditioned upon the termination of this Agreement and is made by a third party;

          (g) propose or adopt any amendments to its Federal Stock Charter or bylaws, except such amendments as may be required to consummate the transactions contemplated by this Agreement, including an amendment to eliminate Section 8A of the Federal Stock Charter;

          (h) enter into an agreement in principle with respect to any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

          (i) except in its fiduciary capacity, purchase any shares of capital stock of Financial;

          (j) change any of its methods of accounting in effect at June 30, 1996, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1995, except as may be required by law or generally accepted accounting principles;

          (k) willfully take action which would or is reasonably likely to (i) adversely affect the ability of either of Financial or Home Federal to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect Home Federal's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Articles VIII and X not being satisfied;

          (l) change in any material respect the lending, investment, deposit, asset and liability management and other material policies concerning the business of Home Federal, unless required by law or regulation or, with respect to lending or depository activities, unless such change is made in response to market conditions;

          (m) file any applications or make any contract with respect to branching by Home Federal (whether de novo or by purchase, sale or relocation);

          (n) form any new subsidiary or enter into or invest in any partnership, joint venture or other business enterprise;

          (o)  purchase any debt securities or derivative securities;

          (p) purchase any equity securities other than Federal Home Loan Bank stock;

          (q) discharge or satisfy any lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

          (r) sell or otherwise dispose of any loan, mortgage-backed security or investment security except in the ordinary course of business consistent with prudent banking practices and policies;

          (s) modify or restructure the terms of any loans except in the ordinary course of business consistent with prudent banking practices;

          (t) make any capital expenditures in excess of $15,000 individually or $30,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

          (u) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity; or

          (v) fail to keep in full force and effect its insurance and bonds as now carried;

          (w) fail to notify Financial promptly of its receipt of any letter, notice or other communication, whether written or oral, from any regulatory authority advising that it is contemplating issuing, requiring or requesting any agreement, memoranda, understanding or similar undertaking, or order, directive, or extraordinary supervisory letter;

          (x) agree in writing or otherwise to do any of the foregoing.

          6.3. Report to Financial. Home Federal will use its best efforts to keep Financial fully informed concerning all trends and developments of which it becomes aware that may have a material effect upon the business, any properties or condition (either financial or otherwise) of Home Federal.

          6.4. Breaches. Home Federal shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Financial and use its best efforts to prevent or promptly remedy the same.

          6.5. Supplement to Disclosure Schedule. Home Federal will promptly supplement or amend the Home Federal Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Home Federal Disclosure Schedule. No supplement or amendment to the Home Federal Disclosure Schedule will have any effect for the purpose of determining satisfaction of the condition set forth in Section 8.2 hereof.

          6.6. Expenses. Home Federal hereby agrees that if this Agreement or the transactions contemplated hereby are terminated pursuant to Sections 11.1 (b)(iii) or 11.1 (b)(iv) as a result of a willful breach by Home Federal, Home Federal shall promptly (and in any event within ten (10) business days after such termination) pay all reasonable Expenses of Financial in an amount not to exceed $50,000. For purposes of this Section 6.6, the "Expenses of Financial" shall include all reasonable out-of-pocket expenses of Financial (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Financial and its Affiliates) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

          6.7. Consents and Approvals. Home Federal shall use its best efforts to assist Financial in obtaining the consents and approvals referenced in Section 8.5 hereof.

          6.8. Dissenting Stockholders. Home Federal shall give Financial prompt notice of any written demands for appraisal of any shares of Home Federal Common Stock, attempted withdrawals of any such demands, and any other instruments served pursuant to 12 CFR
552.14 and received by Home Federal relating to shareholders' rights of appraisal. Home Federal shall not, except with the prior written consent of Financial, voluntarily make any payment with respect to any demands for appraisals of any shares of Home Federal Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.


                            ARTICLE VII.

                       ADDITIONAL AGREEMENTS

          7.1. Home Federal Shareholders' Meeting. Home Federal shall, as soon as is reasonably practicable, call and hold a meeting of its shareholders (the "Home Federal Shareholders' Meeting") to submit for shareholder approval this Agreement and to amend its Federal Stock Charter to delete Section 8A thereof. The Board of Directors of Home Federal will recommend that holders of Home Federal Common Stock vote in favor of and approve this Agreement at the Home Federal Shareholders' Meeting, subject to the exercise by the Board of Directors of their fiduciary duties, and to the receipt of a fairness opinion described in Section 9.6 hereof.

          7.2. Proxy Statement for Home Federal Shareholders' Meeting. For the purposes of holding the Home Federal Shareholders' Meeting, Home Federal shall prepare an appropriate proxy statement satisfying all applicable requirements under state and federal law and regulations thereunder (said proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Home Federal Proxy Statement").

          7.3. Cooperation: Regulatory Approvals. The parties shall cooperate, and shall cause each of their affiliates and subsidiaries to cooperate, in the preparation and submission by them, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the Commissioner, the OTS, the FDIC, the Department of Justice ("DOJ"), other regulatory authorities, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by the Agreement. Each party will have the right prior to filing to review and comment on such applications, petitions and other documents and materials and shall furnish to the other copies thereof promptly after filing or submission thereof. At the date hereof, none of the parties is aware of any reason that the regulatory approvals required to be obtained by it would not be obtained. The obligation to take action as provided in this Section 7.3 shall not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order or approval of, or any exemption by, any party that are unduly burdensome as reasonably determined by the Boards of Directors of Financial or Home Federal. In the event of a restraining order or injunction which prevents the Closing by reason of the operation of Section 10.2, each of the parties hereto shall use its respective best efforts to cause such order or injunction to be lifted and the Closing to be consummated as soon as reasonably practicable.

          7.4. Reports. Prior to the Effective Time, Home Federal shall prepare and file as and when required all Home Federal Reports. Home Federal shall prepare such Home Federal Reports so that (a) they comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they are filed and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) with respect to any Home Federal Reports containing financial information of the type included in the Home Federal Financial Statements, the financial information (i) is prepared in accordance with generally accepted accounting principles and practices as utilized in the Home Federal Financial Statements applied on a consistent basis, (ii) presents fairly the financial condition of Home Federal at the dates, and the results of operations and cash flows for the periods, stated therein and (iii) in the case of interim fiscal periods, reflects all adjustments, consisting only of normal recurring items, subject to year-end audit adjustments.
All Home Federal Reports shall be provided to Financial promptly following the filing of such reports with the respective regulatory authority.

          7.5. Brokers or Finders.  Each of Financial and Home
Federal represents that no agent, broker, investment banker, financial advisor or other firm or person other than Trident
Financial Corporation in the case of Home Federal and Charles Webb
& Co. in the case of Financial is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

          7.6. Additional Agreements: Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Agreement, subject to the appropriate vote of the shareholders of Home Federal described in Section 7.1, including cooperating fully with the other party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Financial with full title to all properties, assets, rights, approvals, immunities and franchises of Home Federal, the proper officers and directors of each party to this Agreement shall take all such necessary action.

          7.7. Release of Information. Home Federal and Financial agree that prior to making any public announcement with respect to the transactions contemplated by this Agreement, each party will consult with the other and will use its best efforts either to agree upon the text of the proposed joint announcement to be made by both parties or to obtain the other's approval (which approval shall not be unreasonably withheld) of the text of an announcement to be made solely on behalf of such party. In the event that the parties do not ultimately agree on the text of any proposed public announcement, no such disclosure shall be made unless the party seeking to make an announcement is advised by counsel that its failure to do so would be reasonably likely to constitute a violation of law.

          7.8. Access to Properties and Records; Confidentiality.
(a) Home Federal shall permit Financial and its representatives reasonable access to its properties, and shall disclose and make available to them all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Home Federal, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (except to the extent necessary to preserve the attorney-client privilege for the benefit of Home Federal), plans affecting employees, and any other business activities or prospects in which Home Federal may have a reasonable interest; except that no such access or disclosure shall be provided to Financial or its representatives as to such books, records, papers or properties relating to the transactions contemplated by this Agreement. Home Federal shall make its officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Financial and its representatives.

     (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby and, if such transactions shall not occur, the party receiving the information shall, upon request, return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue from the date the proposed transactions are abandoned but shall not apply to (i) any information which (x) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten business days prior notice thereof.

          7.9. Certain Policies. At the request of Financial, Home Federal shall, no earlier than two business days prior to the Effective Time, (i) establish and take such reserves and accruals as Financial shall reasonably request to conform, on a mutually satisfactory basis, Home Federal's loan, real estate, accrual and reserve policies to Charter's policies and (ii) establish and take such accruals, reserves and charges in order to implement such policies in respect of severance costs, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses incurred in connection with the Merger, provided, however, that Home Federal shall not be obligated to take any such action pursuant to this
Section 7.9 unless and until (x) Financial specifies its request in a writing delivered to Home Federal, and acknowledges that all conditions to the obligations of Charter to consummate the Merger set forth in Articles VIII and X have been waived (if available) or satisfied and (y) Home Federal acknowledges that the conditions to its obligation to consummate the Merger set forth in Articles IX and X have been waived (if available) or satisfied. Home Federal shall not be required to take any such action that is not consistent with generally accepted accounting principles, as determined by Home Federal's independent auditors, or any requirement applicable to Home Federal by any bank regulatory agency. The representations, warranties and covenants of Home Federal contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any action undertaken on account of Sections 7.12 and shall not constitute grounds for termination of the Agreement by Financial.

     7.10. Reduction in Purchase Price. In the event that the aggregate costs incurred by Home Federal for fees and expenses of third parties (except for fees payable Home Federal's financial advisor) in connection with this Agreement and the transactions contemplated herein including but not limited to the Merger, the ESOP and 401K Plan, including but not limited to legal, accounting, printing and mailing exceed $100,000, the amount of such excess shall be divided by the sum of the number of outstanding shares of Home Federal and the number of outstanding options under Stock Option Plan, and the resulting amount shall constitute a decrease adjustment to the Purchase Price pursuant to Sections 2.2 and 2.3. For purposes of calculating the $100,000 in fees and expenses, such fees and expenses shall be for all work billed on or after July 1, 1996.

     7.11. Termination of ESOP. Prior to the Effective Date, Home Federal will take all action necessary to terminate the Home Federal Savings Bank Employee Stock Ownership Plan as of the Effective Date and file an application for determination with the Internal Revenue Service requesting a determination that the termination of the Plan and the distribution of the assets under the terms of the Plan will not affect the qualification of the Plan. If the final distribution of the ESOP's assets has not been completed prior to the Effective Time, Charter shall cause the ESOP to be continued for the exclusive benefit of participants (and their beneficiaries) in the ESOP as of the Effective Time.

                           ARTICLE VIII.

             CONDITIONS TO THE OBLIGATIONS OF FINANCIAL


          The obligations of Financial under this Agreement to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction or written waiver by Financial or cure by Home Federal pursuant to the provisions of Section 11.1(b)(i) of the following conditions:

          8.1. No Material Adverse Effect.  Except as disclosed in
Schedule 4.5 to the Home Federal Disclosure Schedule and except for costs and expenses relating to this Agreement and the transactions contemplated hereby and changes attributable to or resulting from any changes in law, obligation, or generally accepted accounting principles, changes in interest rates, economic, financial or market conditions affecting the banking or thrift industry generally or changes that may occur as a consequence of actions or inactions that either party hereto is expressly obligated to take under this Agreement there shall not have been any Material Adverse Effect, or discovery of a condition or the occurrence of any event that has or is likely to result in such a Effect, in the financial condition, results of operations or business of Home Federal from June 30, 1996 to the Closing Date; provided, however, that there shall not have occurred a Material Adverse Effect for purposes of this Section 8.1 if such action that would have given rise to a Material Adverse Effect was taken by Home Federal at the request of Financial pursuant to Section 7.9 of this Agreement. Any regulatory changes affecting Home Federal, Charter and Financial, including all BIF/SAIF premium changes and assessments, shall not be deemed a Material Adverse Effect.

          8.2. Representations and Warranties. Each of the representations and warranties by Home Federal contained in this Agreement shall be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) at, or as of, the date of this Agreement and (except to the extent such representation speaks as of an earlier date) and as of any date subsequent, until and including the Closing Date (except as otherwise contemplated or permitted by this Agreement) as though such representations and warranties were made on and as of said date, except (i) for any such representations and warranties which specifically relates to an earlier date and (ii) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of Home Federal and the Subsidiary taken as a whole. Any information provided by Home Federal pursuant to Section 6.5 hereof as a supplement to the Home Federal Schedule shall be true and correct in all material respects as of the date such information is supplied to Charter.

          8.3. Performance and Compliance. Home Federal shall have performed or complied in all material respects with all covenants and agreements required by the Agreements to be performed and satisfied by it on or prior to the Closing Date, except where the failure to so perform or comply would not have a Material Adverse Effect on the business or operations of Home Federal.

          8.4. No Proceeding or Litigation. On the Closing Date, no suit, action or proceeding shall be pending or overtly threatened, and no liability or claim shall have been asserted against Home Federal involving any of the assets, properties, business or operations of Home Federal that would reasonably be expected to have a Material Adverse Effect, except as may have been previously disclosed in the Home Federal Disclosure Schedule.

          8.5. Consents Under Agreements. Financial shall have received the consent or approval of each person whose consent or approval shall be required in order to permit consummation of the Merger under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument to which Home Federal is a party or to which its respective property is subject, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Financial on a consolidated basis, whether prior to (if applicable) or following the consummation of the transactions contemplated hereby.

          8.6. No Amendments to Resolutions. Neither the Board of Directors of Home Federal nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by such Board of Directors with respect to the Agreement or shall have adopted any other resolutions in connection with the Agreement and the transactions contemplated hereby which are inconsistent with such resolutions, except resolutions adopted consistent with the express rights of Home Federal under the Agreement.

          8.7. Certificate of Home Federal Officers. Home Federal shall have furnished Financial a certificate, signed by its Chief Executive Officer and its Chief Financial Officer, dated the Closing Date, to the effect, based on his knowledge, that the conditions described in Sections 8.1, 8.2, 8.3, 8.4, 8.5, and 8.6. of this Agreement have been fully satisfied.

          8.8. Corporate Proceedings. All action required to be taken by, or on the part of Home Federal to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by Home Federal.

          8.9.(a)   Legal Opinion.  Financial shall have received an
opinion or opinions, dated the Closing Date from Housley Kantarian
& Bronstein, P.C., special counsel to Home Federal, to the effect that:

          (i) Home Federal is a federally chartered stock savings bank duly incorporated and in existence under the laws of the United States of America;

          (ii) Home Federal has the corporate power and authority to carry on its business and to own, lease and operate its properties as such business and properties are described in Home Federal's Form 10-KSB for the year ended March 31, 1996 and to consummate the merger of Interim into Home Federal and the Subsidiary has the corporate power and authority to carry on its business currently conducted and to own, lease and operate its properties as described in Home Federal's Form 10-KSB;

          (iii) this Agreement and the merger of Interim into Home Federal have been duly authorized and approved by Home Federal's Board of Directors and Home Federal's shareholders and this Agreement constitutes the valid and binding obligation of Home Federal in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally and subject to general principles of equity;

     (iv) Neither the execution and delivery of this Agreement nor the consummation of the merger of Interim into Home Federal, with or without the giving of notice or the lapse of time, or both, will (i) violate any provision of the Charter or Bylaws of Home Federal or the Subsidiary; or (ii) to the actual knowledge of such counsel, violate, any federal banking statute, rule or regulation applicable to Home Federal or the Subsidiary, which would have a Material Adverse Effect on the financial condition, assets, liabilities, or business of Home Federal or the Subsidiary; to the actual knowledge of such counsel, no consent, approval, authorization, order, registration or qualification of or with any court, regulatory authority or other governmental body, other than as specifically contemplated by this Agreement is required for the consummation by Home Federal or the Subsidiary of the merger of Interim into Home Federal;

     (v) except as disclosed pursuant to Schedule 4.9 of the Home Federal Disclosure Schedule or as disclosed in such legal opinion, to counsel's actual knowledge, there are no actions, suits, proceedings or investigations of any nature pending or threatened that challenge the validity or legality of the merger of Interim into Home Federal or which seek or threaten to restrain, enjoin or prohibit (or obtain substantial damages in connection with) the consummation of the merger of Interim into Home Federal.

     (vi) to the actual knowledge of such counsel and except as is set forth in Schedule 4.9 of the Home Federal Disclosure Schedule or as disclosed in such legal opinion, there is no litigation or governmental investigation pending or threatened in writing against or relating to Home Federal or the Subsidiary.

     (vii) the Proxy Statement prepared by Home Federal complied as to form in all material respects with the requirements of Schedule 14A under the Securities Exchange Act of 1934, as administered by the OTS pursuant to 12 CFR 563d.2.

     Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officials of Home Federal or appropriate governmental officials, (ii) be limited to federal law, and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law
(1991).

     (b) Securities Letter. Home Federal shall have delivered to Financial, a letter, dated the Effective Time, of Housley Kantarian
& Bronstein, P.C., counsel to Home Federal, in form and substance reasonably satisfactory to Financial and its counsel, to the effect that such counsel has no reason to believe that the Proxy Statement, as it may be amended or supplemented, contained an untrue statement of a material fact or omitted any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, as of the time of the Home Federal shareholder meeting, provided that no statement need be made as to any financial statements and other financial or statistical data or as to materials relating to or supplied by Financial or Charter or any of their respective subsidiaries for inclusion in the Proxy Statement.


                            ARTICLE IX.

           CONDITIONS TO THE OBLIGATIONS OF HOME FEDERAL

          The obligations of Home Federal under this Agreement to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction or written waiver by Home Federal of the following conditions:

          9.1. Representations and Warranties. Each of the representations and warranties of Financial and Charter contained in this Agreement shall be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) at, or as of, the date of this Agreement and (except to the extent such representation speaks as of an earlier date) and as of any date subsequent, until and including the Closing Date (except as otherwise contemplated or permitted by this Agreement) as though such representations were made on and as of said date. Any information provided by Financial or Charter pursuant to Section 5.7 hereof as a supplement to the Financial Disclosure Schedule shall be true and correct in all material respects as of the date such information is supplied to Home Federal.

          9.2. Performance and Compliance. Financial shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed and satisfied by it on or prior to the Closing Date.

          9.3. Corporate Proceedings. All action required to be taken by, or on the part of Financial and Charter to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by Financial and Charter.

          9.4. Certificate of Financial Officers. Financial shall have furnished to Home Federal a certificate, signed by its Chief Executive Officer and its Chief Financial Officer and dated the Closing Date, to the effect, based on their best knowledge, that the conditions described in Sections 9.1, 9.2 and 9.3 of this Agreement have been satisfied.

          9.5.(a)   Legal Opinion.  Home Federal shall have received
an opinion, dated as of the Closing Date, from Luse Lehman Gorman
Pomerenk & Schick, P.C., counsel for Financial to the effect that:

          (i) Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Charter is an Illinois savings bank organized under the laws of the State of Illinois;

          (ii) Financial has the corporate power and authority to carry on its business as now conducted, to own, lease and operate its properties and to consummate the transactions contemplated by the Agreement;

          (iii) the Agreement has been duly authorized, executed and delivered by Financial and Charter and constitutes the valid and binding obligation of Financial and Charter in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally and subject to general principles of equity;

          (iv) to counsel's actual knowledge, all corporate acts and other proceedings required to be taken by or on the part of Financial and Charter to consummate the transactions contemplated by the Agreement have been properly taken; neither the execution and delivery of the Agreement, nor the consummation of the transactions contemplated hereby and thereby, with and without the giving of notice or the lapse of time, or both, will violate any provision of the Certificate of Incorporation or Bylaws of Financial or Articles of Incorporation and Bylaws of Charter;

          (v) except as disclosed in such opinion, to the actual knowledge of such counsel there are no actions, suits, proceedings or investigations (public or private) of any nature pending or threatened that challenge the validity or propriety of the transactions contemplated by the Agreement or which seek or threaten to restrain, enjoin or prohibit or to obtain substantial damages in connection with the consummation of such transactions; and

          (vi) all regulatory and governmental approvals and consents which are necessary to be obtained by Financial and its subsidiaries to permit the execution, delivery and performance of the Agreement have been obtained.

          Such counsel shall also state that it has no reason to believe that the information relating to Financial and Charter provided to Home Federal for inclusion in the Home Federal Proxy Statement, as of the date of the Proxy Statement and up to and including the meeting of stockholders contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          9.6. Fairness Opinion. Home Federal shall have received from Trident Financial Corporation, an opinion dated as of a date immediately prior to the date of the Proxy Statement, and a supplemental opinion dated as of the Closing Date, to the effect that the Purchase price is fair to the shareholders of Home Federal from a financial point of view, provided, however, that the scope of such supplemental opinion shall be limited to events and circumstances arising subsequent to the date of the initial opinion.

     9.7. Exchange Agent Certification. Home Federal shall have received from the Exchange Agent written confirmation of receipt by the Exchange Agent of immediately available funds in an amount equal to the aggregate Purchase Price together with, if applicable, the aggregate amount required to pay for all outstanding Home Federal stock options pursuant to Section 2.3 herein.

                             ARTICLE X

            CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES


          In addition to the provisions of Articles VIII and IX hereof, the obligations of Financial and Home Federal to cause the transactions contemplated herein to be consummated, shall be subject to the satisfaction or written waiver by both Financial and Home Federal of the following conditions:

          10.1. Governmental Approvals. The parties hereto shall have received all necessary approvals of the transactions contemplated by the Agreement from governmental agencies and authorities, including, without limitation, those of the Commissioner, the OTS, the FDIC and, if necessary, the DOJ, and each of such approvals shall remain in full force and effect and all statutory waiting periods in connection therewith shall have expired at the Closing Date and such approvals and the transactions contemplated thereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding. Provided, however, that no approval or consent referred to in this Section 10.1 shall be deemed to have been received by Financial if it shall include any term, condition or requirement that, individually or in the aggregate, (i) would result in a Material Adverse Effect on the results, business, operations, assets, or financial condition of Financial on a consolidated basis, or (ii) would reduce the economic or business benefits of the transactions contemplated by this Agreement to Financial in so material a manner that Financial, in its reasonable judgment, would not have entered into this Agreement; provided further, that no condition or requirement which does no more than subject Home Federal, Charter or Financial to legal requirements generally applicable to entities and transactions of the same type as a matter of law or regulation shall be deemed to affect materially the economic benefits of the transactions contemplated by this Agreement. Financial shall notify Home Federal in writing of its intention to terminate this Agreement pursuant to Section 11.1(b) hereof as a result of the receipt by Financial of any such term, condition or requirement within five business days of the written receipt of such term, condition or requirement, or the condition set forth in the second sentence of this Section 10.1 shall be deemed waived by Financial.

          10.2. No Injunctions or Restraints. No suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency by the federal or any state government in which it is sought to restrain or prohibit the consummation of the Merger and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

          10.3.     Home Federal Shareholder Approval.  This
Agreement shall have been duly approved by the requisite affirmative vote of the shareholders of Home Federal as contemplated by Section
7.1 hereof.

          10.4 Corporate Proceedings. The obligations of the parties to this Agreement required to be performed at or prior to the Closing Date shall have been duly performed and complied with in all material respects. All action required to be taken by, or on the part of, the parties to this Agreement to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by the parties hereto.


                            ARTICLE XI.

                            TERMINATION


          11.1. Reasons for Termination. This Agreement may be terminated and the Merger abandoned at any time before the Closing Date, whether before or after the approval or adoption of the Agreement by the shareholders of Home Federal:

          (a) By mutual written consent of the Board of Directors of Financial and the Board of Directors of Home Federal;

          (b)  By written notice from Financial to Home Federal if:

               (i) any condition set forth in Article VIII of this Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing, or cured by Home Federal within 30 days of receipt of written notice from Financial of such failure by Home Federal; or

               (ii) any condition set forth in Article X of this Agreement shall have become impossible to substantially satisfy at any time or has not been substantially satisfied or waived in writing, provided, however, Financial shall not have the right to terminate this Agreement pursuant to this Section 11.1(b)(ii) if any condition set forth in a regulatory approval received in connection with Section 10.1 hereof was not met due to the failure of Financial to perform or observe the covenants and agreements set forth in this Agreement;

               (iii) any warranty or representation as set forth in Article IV hereof made by Home Federal shall be discovered to be or to have become untrue or incorrect to the extent such representation and warranty is required to be satisfied pursuant to
Section 8.2, or where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be discovered to be or to have become untrue or incorrect in any respect taking into consideration the standard of materiality contained therein, in either case where any such breach has not been cured within thirty (30) days following receipt by Home Federal of written notice of such discovery;

               (iv) Home Federal shall have breached one or more provisions of the Agreement in any material respect considering all such breaches in the aggregate, and to the extent the breach fails to meet the standard set forth in Section 8.3, where such breach has not been cured within thirty (30) days following receipt by Home Federal of written notice of such breach; or

          (c) By written notice from Home Federal to Financial, which has been approved by the Board of Directors of Home Federal, if

               (i) any condition set forth in Article IX of this Agreement has not been substantially satisfied or waived in writing; or

               (ii) any condition set forth in Article X of this Agreement has not been substantially satisfied or waived in writing; provided, however, Home Federal shall not have the right to terminate this Agreement pursuant to this Section 11.1(c)(ii) if any condition set forth in a regulatory approval received in connection with
Section 10.1 hereof was not met due to the failure of Home Federal to perform or observe the covenants and agreements set forth in this Agreement, or

               (iii) any warranty or representation as set forth in Article III hereof made by Financial shall be discovered to be or to have become untrue or incorrect to the extent such representation and warranty is required to be satisfied pursuant to Section 9.1, or where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be discovered to be or to have become untrue or incorrect in any respect taking into consideration the standard of materiality contained therein, in either case where any such breach has not been cured within thirty (30) days following receipt by Financial of written notice of such discovery; or

               (iv) Financial shall have breached one or more provisions of the Agreement in any material respect considering all such breaches in the aggregate, and to the extent the breach fails to meet the standard in Section 9.2, where such breach has not been cured within thirty (30) days following receipt by Financial of written notice of such breach.

          (d) By the Board of Directors of Financial or Home Federal at any time after the Home Federal Shareholders' Meeting as contemplated in Section 7.1 if the shareholders of Home Federal have not approved this Agreement by the requisite affirmative vote.

          (e) By the Board of Directors of Financial or Home Federal if the Merger has not been consummated on or before June 30, 1997.

          11.2. Effect of Termination. In the event of termination of this Agreement by either Home Federal or Financial as provided in Section 11.1, this Agreement shall forthwith become void and have no effect except with respect to Sections 5.6, 5.8, 6.6, 7.5, 7.8(b) and 12.2 hereof which shall survive termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its wilful breach of any provision of the Agreement.


                            ARTICLE XII.

                           MISCELLANEOUS


          12.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the covenants and agreements which by their terms are contemplated to be performed after the Effective Time.

          12.2. Expenses. (a) Except as otherwise provided herein, all expenses incurred by Financial and Home Federal in connection with or related to the authorization, preparation and execution of the Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated thereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its Affiliates, shall be borne solely and entirely by the party that has incurred the same.

          (b) Home Federal also hereby agrees to pay Financial, and Financial shall be entitled to payment of, a fee (the "Fee") of $300,000, upon the occurrence of any of the following events on or before the earlier of the date this Agreement is terminated or June 30, 1997: (i) if Home Federal's Board recommends a Proposal other than this Agreement; or (ii) if Home Federal's Board withdraws, or modifies its recommendation of approval of this Agreement, after a Different Proposal is made; or (iii) if Home Federal shareholders do not approve the Agreement after a Different Proposal is made; or
(iv) if Home Federal enters into an agreement to be acquired by any other party. Such payment shall be made to Financial in immediately available funds within five business days after the occurrence of an event set forth above .

          (c) Financial agrees that as of the Closing Date, it shall assume and pay the unpaid reasonable expenses of Home Federal accrued in connection with the Merger. In addition, at the Closing Date, Charter shall, for a period of six years, continue to provide and maintain directors and officers of Home Federal with liability coverage under the Charter Directors' and Officers' liability policy and to pay any deductible required to be paid under the Charter D&O liability policy.

          (d)  Financial hereby agrees that following the Closing
Date it shall indemnify the directors, officers and employees of Home Federal to the extent such indemnification is permitted pursuant to 12 C.F.R. 545.121.

          12.3. Waivers: Amendments. At any time prior to the Closing Date, either Financial, by action taken by its Board of Directors, or any committee or officers thereunto authorized, or Home Federal, by action taken by its Board of Directors, or any committee or officers thereunto authorized, may waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained in the Agreement or agree to the amendment or modification of the Agreement by an agreement in writing executed in the same manner as the Agreement; provided, however, that after the favorable vote by the shareholders of Home Federal pursuant to Section 7.1 of this Agreement any such action shall be taken only if, in the opinion of Home Federal's Board of Directors, such waiver, amendment or modification will not have a Material Adverse Effect on the benefits intended under the Agreement for the shareholders of Home Federal and will not require resolicitation of any proxies from such shareholders.

          12.4. Assignment: Parties in Interest. The Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by the parties hereto, by operation of law or otherwise. Nothing in the Agreement, express or implied, is intended to confer upon any third party any rights or remedies of any nature whatsoever under or by reason of the Agreement.

          12.5. Entire Agreement. This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by Home Federal or Financial or by any officer or officers of such parties relating to the acquisition of the business or the capital stock of Home Federal by Financial. The aforementioned agreements constitute the entire agreement by the respective parties, and there are no agreements or commitments except as set forth herein and therein.

          12.6. Captions and Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

          12.7.     Certain Definitions.  For purposes of this
Agreement, the term:

          (a) "Affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person.

          (b) "Material Adverse Effect," with respect to a person, means a material adverse effect upon (A) the business, assets, financial condition or results of operations, in each case, of Home Federal or its Subsidiary, either individually or taken as a whole, except for any material adverse effect caused by any change occurring after the date hereof in general economic conditions applied to Home Federal, Financial and Charter, generally or any federal or state law rule or regulation or in GAAP, which change affects federally chartered savings banks generally, or (B) the ability of such person to consummate the transactions contemplated by this Agreement except than any changes in the aggregate value of the securities or loan portfolios held by Home Federal or by Charter as of the date hereof as a result of changes in generally prevailing market interest rates shall not be deemed a Material Adverse Effect.

          (c) "Home Federal Reports" shall mean all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with the Commissioner, the FDIC, and any other applicable state securities or savings institution authorities.

          (d) "to the knowledge of Financial" or "to the best knowledge of Financial" shall mean the actual knowledge of any member of the Board of Directors or of any senior officer of Financial or Charter.

          (e) "to the knowledge of Home Federal" or "to the best knowledge of Home Federal" shall mean the actual knowledge of any member of the Board of Directors or of any senior officer of Home
Federal.

          12.8. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of the Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of the Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          12.9. Governing Law. The Agreement shall be construed and interpreted in accordance with the laws of the State of Illinois, except to the effect that Federal Law applies, without regard to the conflicts of laws rules.

          12.10. Notices. All notices given hereunder shall be in writing and shall be mailed by first class mail, postage prepaid, or sent by facsimile transmission or by nationally recognized overnight delivery service, addressed as follows:

          (a)  If to Financial to:

               Charter Financial, Inc.
               114 West Broadway
               Sparta, Illinois  62286
               Attention:  John A. Becker, President

               Facsimile No. (618) 443-4558

               With A Copy To:

               Luse Lehman Gorman Pomerenk & Schick, P.C.
               5335 Wisconsin Avenue, N.W.
               Suite 400
               Washington, D.C.  20015
               Attention:  Alan Schick, Esq.
                         Eric Luse, Esq.

               Facsimile No. (202) 362-2902

          (b)  If to Home Federal to:

               Home Federal Savings Bank
               635 East Walnut Street
               Carbondale, Illinois 62901
               Attention:  Patricia H. Shay, President

               Facsimile No. (618) 457-4698

               with a copy to:

               Housley Kantarian & Bronstein, P.C.
               Suite 700
               1220 19th Street, N.W.
               Washington, D.C. 20036
               Attention: Howard S. Parris, Esq.

               Facsimile No.  (202) 822-0140

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.




ATTEST:                            CHARTER FINANCIAL, INC.



By: (s) Linda M. Johnson           By: (s) John A. Becker
     Linda M. Johnson, Secretary        John A. Becker, President



ATTEST:                            CHARTER BANK, S.B.



By: (s) Linda M. Johnson           By: (s) John A. Becker
     Linda M. Johnson, Secretary        John A. Becker, President




ATTEST:                            CHARTER INTERIM BANK (IN FORMATION)


By: (s) Linda M. Johnson           By: (s) John A. Becker
     Linda M. Johnson, Secretary        John A. Becker, President



ATTEST:                            HOME FEDERAL SAVINGS BANK



By: (s) William N. Huffman         By: (s) Patricia H. Shay
     William N. Huffman, Secretary      Patricia H. Shay, President

                                                          EXHIBIT A
                           PLAN OF MERGER

                              BETWEEN


                    CHARTER INTERIM SAVINGS BANK

                                AND

                     HOME FEDERAL SAVINGS BANK

                    DATED AS OF AUGUST 12, 1996

  This Plan of Merger dated as of August 12, 1996 (the "Merger Plan") is entered into by and between: (i) CHARTER INTERIM SAVINGS BANK ("Interim"), an Illinois savings bank formed as a subsidiary of Charter Bank, S.B. ("Charter") solely to facilitate the transactions contemplated by the Merger Agreement, as defined; and (ii) HOME FEDERAL SAVINGS BANK, a federally chartered savings bank ("Home Federal" or the "Seller"), pursuant to the Agreement and Plan of Merger by and among Charter Financial, Inc., Charter Bank, S.B., Charter Interim Savings Bank and Home Federal Savings Bank, dated as of August 12, 1996 (the "Merger Agreement"). The Merger Agreement has been approved by at least a majority vote of the Boards of Directors of Financial, Charter, Interim and Seller. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

  In consideration of the mutual covenants and agreements set forth herein and subject to the terms and conditions of the Merger
Agreement, the parties hereto agree as follows:


  Section 1.   Definition.     Except as otherwise provided herein,
the capitalized terms set forth below shall have the following meanings:

          1.1 "Effective Time" shall mean the date at which the Merger contemplated by this Merger Plan becomes effective as provided in Section 2 hereof.

          1.2 "Interim Common Stock" shall mean the common stock, par value $1.00 per share, of Interim owned by Charter.

          1.3 "Home Federal Common Stock" shall mean the common stock, par value $1.00 per share, of Home Federal.

          1.4 "Merger" shall refer to the merger of Interim with and into Seller.

          1.5 "Stockholder Meeting" shall mean the meeting of the stockholders of Seller held pursuant to Section 11 of this Merger
Plan.

          1.6 "Surviving Institution" shall refer to Seller as the surviving institution of the Merger.

  Section 2. The Merger. At the Effective Time, Interim, will merge with and into Seller (the "Merger"). The separate corporate existence of Interim shall thereupon cease. Seller as the Surviving Institution shall continue to be governed by the laws of the United States of America, it becomes the wholly owned subsidiary of Charter and its existence with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall become effective on the later of (i) the filing of articles of combination with the Office of Thrift Supervision and receipt of proper endorsement thereon, and (ii) the filing of this Plan of Merger in the counties in which Interim and Home Federal each has its main office. The liquidation account of Home Federal shall be assumed by Interim following the Merger.

  Section 3.   Name of Surviving Institution.  The name of the
Surviving Institution shall be Home Federal Savings Bank.

  Section 4. Location of Main Office and Branch Officers. At the Effective Time, the main office of Charter, and each of its branches, as well as Home Federal, shall remain open. The main office and branch locations of Charter following consummation of the Merger shall be:

  Charter:                                        Home Federal:

Main Office             Branch Office         635 East Walnut St
114 West Broadway       1101 Walnut           Carbondale, Illinois
Sparta, Illinois 62286  Murphysboro, IL 62966       62901

Branch Office           Branch Office
358 South Main          424 West Broadway
Anna, Illinois 62906    Steeleville, Illinois 62288

Branch Office           Branch Office
500 West Main           1706 West DeYoung Street
Carbondale, IL 62901    Marion, Illinois 62959

                        Branch Office
                        Southtowne Shopping Centre
                        Du Quoin, Illinois 62832


  Section 5. Exchange Procedures. Shares of Seller Common Stock at the Effective Time will be converted into the right to receive the Purchase Price pursuant to Section 2.2 of the Merger Agreement. Shares of Seller Common Stock will be exchanged in accordance with the provisions of Section 2.4 of the Merger Agreement.

  Section 6. Dissenter's Rights. Any stockholder of Seller's Common Stock who complies with the procedures provided at 12 CFR
552.14 and shall be entitled to obtain payment of the fair or appraised value of the shares owned by such dissenting stockholder.

  Section 7. Assets and Liabilities. At the Effective Time, all assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights, and credits), then owned by Interim shall immediately become the property of the Surviving Institution. The Surviving Institution shall be deemed to be a continuation of the Interim, the rights and obligations of which shall succeed to such rights and obligations and the duties and liabilities connected therewith.

  Section 8. Directors of Surviving Institution. At the Effective Time, the directors of Interim shall be and become the directors of the Surviving Institution, each to hold office in accordance with the Charter and Bylaws of the Surviving Institution until changed in accordance therewith. The names and addresses, and terms of such directors are set forth below.

     Name                  Address           Term Expires

John A. Becker         1008 Norwood Drive        1996
                       Sparta, Illinois 62286

Truman D. Cashman      401 West Hood Avenue      1997
                       Sparta, Illinois 62286

William A. Norton      507 South Drive           1996
                       Marissa, Illinois 62251

Klondis T. Pirtle      300 East Main             1998
                       Sparta, Illinois 62286

Carl S. Schlageter     612 East Broadway         1997
                       Sparta, Illinois 62286

Linda M. Johnson       23 Eagle Drive            1997
                       Sparta, Illinois 62286

Michael R. Howell      1115 Birch Lane           1996
                       Sparta, Illinois 62286

John Petkas, Jr.       617 Cypress Lane          1998
                       Sparta, Illinois 62286

James H. Clutts        RR#1, Box 382             1997
                       Carbondale, Illinois 62901

Dennis F. Doelitzsch   1 Broadcast Center        1996
                       Marion, Illinois

Ralph Eugene Watson    2200 W. Main              1996
                       P.O. Box 82
                       Marion, Illinois

     Section 9. Charter and Bylaws. At the Effective Time, the charter and bylaws of Seller shall remain in effect and shall become the charter and bylaws of the Surviving Institution.

     Section 10. Termination. This Merger Plan shall terminate automatically at such time as the Merger Agreement is terminated.

     Section 11. Shareholder and Board Approval. The transactions contemplated by the Merger Agreement and this Merger Plan shall be ratified and approved by at least a two-thirds majority of outstanding shares entitled to vote at a meeting of Seller's shareholders to approve and adopt the Merger Agreement. The Merger Agreement has been approved by the boards of directors of each of the Financial, Charter, Interim and the Seller.

     Section 12. Counterparts. This Merger Plan may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one instrument.

     Section 13. Amendments. This Merger Plan may be amended by the parties hereto, by or pursuant to action taken by their respective boards of directors, at any time before or after approval hereof by the shareholders of the Seller but, after such approval, no amendment shall be made which reduces the amount or changes the form of the Purchase Price as provided in Section 2.2 of the Merger Agreement or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Merger Plan may not be amended except by an instrument in writing specifically referring to this Section 13 and signed on behalf of each of the parties hereto.

     Section 14. Severability. Any provision of this Merger Plan which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

     Section 15. Governing Law. This Merger Plan shall be governed by, and interpreted in accordance with, the laws of the State of Illinois, except to the extent federal law applies, without regard to conflicts of laws principles.

     Section 16. Captions and References. The captions contained in this Merger Plan are for convenience of reference only and do not form a part of this Merger Plan.

     IN WITNESS WHEREOF, the parties hereto have caused this Merger Plan to be duly executed as of the date first above written.


                         CHARTER INTERIM SAVINGS BANK


                         By: (s) John A. Becker
                              John A. Becker
                              President and Chief Executive Officer


                         HOME FEDERAL SAVINGS BANK


                         By: (s) Patricia H. Shay
                              Patricia H. Shay
                              President and Chief Executive Officer